Exhibit 2.1

MASTER REPURCHASE AGREEMENT

Dated as of February 14, 2025

by and between

FS CREIT FINANCE CB-1 LLC,
as Seller,

and

CITIBANK, N.A.,
as Buyer

SCHEDULES

Schedule I	Eligible Assets

EXHIBITS

Exhibit I	Names and Addresses for Communications
Exhibit II	Form of Confirmation Statement
Exhibit III	Authorized Representatives of Seller
Exhibit IV	Form of Power of Attorney
Exhibit V	Form of Covenant Compliance Certificate
Exhibit VI	Due Diligence Checklist
Exhibit VII	Intentionally Omitted
Exhibit VIII	Form of Mandatory Purchase Price Reduction Notice
Exhibit IX (A)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of a Whole Loan
Exhibit IX (B)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of a Senior Interest
Exhibit IX (C)	Representations and Warranties Regarding Each Individual Purchased Asset Consisting of a Mezzanine Loan

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of February 14, 2025 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between FS CREIT FINANCE CB-1 LLC, a Delaware limited liability company (“Seller”), and CITIBANK, N.A., a national banking association (including any successor thereto and any other Person that shall become a party hereto pursuant to Article 18(b) hereof, “Buyer”).

ARTICLE 1

APPLICABILITY

Subject to the terms of the Transaction Documents, on each Purchase Date, the parties hereto shall enter into transactions in which Seller will sell to Buyer, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction, including any and all Future Funding Advance Draws (as defined herein) related thereto, shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions, but sets forth the requirements under which Buyer would consider entering into Transactions from time to time. At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer. Any commitment to enter into a Transaction shall be subject to Buyer’s sole discretion, shall be evidenced by Buyer’s delivery of a Confirmation pursuant to Article 3(c)(ii) and shall be subject to satisfaction of all terms and conditions of this Agreement.

ARTICLE 2
DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).

“Accepted Servicing Practices”, with respect to any Purchased Asset, shall have the meaning set forth in the Servicing Agreement or, if not defined therein, shall mean those commercial mortgage loan servicing practices of prudent commercial mortgage lending institutions that service commercial mortgage loans, and participations in commercial mortgage loans, of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean U.S. Bank National Association or any successor selected by Seller and approved by Buyer in its sole discretion.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Buyer, Seller and Account Bank with respect to the Collection Account, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.

“AC Laws” shall mean, collectively, (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, or, in the case of a petition not initiated by, on behalf of or with the consent of Seller, is not dismissed or stayed within sixty (60) days; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; or (e) the admission in a legal proceeding or in writing by such Person of its inability generally to pay its debts or discharge its obligations as they become due or mature (including without limitation, its obligations under any Transaction Documents).

“Advisor” shall mean FS Real Estate Advisor, LLC, a Delaware limited liability company.

“Advisory Agreement” shall mean The Advisory Agreement, dated as of March 10, 2017, by and between Advisor and Guarantor.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person; provided, that, when used with respect to each Seller Party, such term shall be limited to each other Seller Party, their respective Subsidiaries or Advisor or Sub-Advisor.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Alternate Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the applicable Benchmark Replacement, determined by Buyer for such Pricing Rate Period, plus the Applicable Spread.

“Alternate Rate Transaction” shall mean a Transaction at such time as the Pricing Rate therefor is equal to a per annum floating rate of interest equal to the Alternate Rate.

“AML Laws” shall mean, collectively, (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.

“Applicable Spread” shall have the meaning specified in the Fee Letter.

“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser, containing reliance language acceptable to Buyer and in form and substance reasonably satisfactory to Buyer.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Article 1.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.

“Bailee Agreement” shall have the meaning specified in the Custodial Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.

“Benchmark” shall mean, (i) initially, the Term SOFR Reference Rate; and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided that, such Unadjusted Benchmark Replacement is consistent with the benchmark rate selected by Buyer in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right; provided, further, that in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time; provided that such Benchmark Replacement Adjustment is consistent with the spread adjustment or method for calculating or determining such spread adjustment selected by Buyer for replacement of such Benchmark with the related Unadjusted Benchmark Replacement in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(3)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” shall mean, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Article 3(g)(i) (rather than pursuant to Article 3(g)(iii)), each (if any) Pricing Rate Period for which the Buyer determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Pricing Rate based on Term SOFR (or the then-current Benchmark if a Transaction is then an Alternate Rate Transaction) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) that it is unlawful to accrue Purchase Price Differential based on such Benchmark or to otherwise use the then-current Benchmark to determine the applicable Purchase Price Differential due for any Pricing Rate Period.

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall have the meaning specified in the introductory paragraph hereof.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events:

(a)            any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 49% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent,

(b)            Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Seller,

(c)            with respect to Advisor, the sale, merger, consolidation or reorganization of Advisor with or into any entity that is not an Affiliate of Advisor (or a replacement advisor acceptable to Buyer);

(d)            Advisor or a replacement advisor acceptable to Buyer shall cease to be the advisor of Guarantor;

(e)            any change in Control of Advisor from the Person or Persons who are directly or indirectly Controlling Advisor on the date hereof;

(f)             with respect to Sub-Advisor, the sale, merger, consolidation or reorganization of Sub-Advisor with or into any entity that is not an Affiliate of Sub-Advisor (or a replacement advisor acceptable to Buyer);

(g)            Sub-Advisor or a replacement sub-advisor acceptable to Buyer shall cease to be the sub-advisor of Advisor; or

(h)            (k) any change in Control of Sub-Advisor from the Person or Persons who are directly or indirectly Controlling Sub-Advisor on the date hereof.

Notwithstanding the foregoing, Buyer shall not (i) be deemed to approve or to have approved any internalization of management by Guarantor or (ii) have waived or be deemed to have waived Article 10(o), in either case, as a result of this definition or any other provision herein.

“Closing Date” shall mean February 14, 2025.

“Collateral” shall have the meaning specified in Article 6(a).

“Collection Account” shall have the meaning specified in Article 5(c).

“Confidential Information” shall have the meaning specified in Article 28(j).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Pricing Rate Determination Date,” “Pricing Rate Period,” “Remittance Date,” and “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative or operational matters) that Buyer determines may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of any such rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Confirmation” shall mean a confirmation statement substantially in the form of Exhibit II hereto, as the same may be amended, modified and/or restated from time to time.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person and (iii) reasonable and customary “bad boy” acts agreed to by such person (as guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” shall mean the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Covenant Compliance Certificate” shall mean an officer’s certificate from Seller substantially in the form of Exhibit VI attached hereto.

“Covered Taxes” shall mean any Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer excluding

(a)            branch profits Taxes, franchise Taxes or any Taxes imposed on or measured by net income (however denominated), in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)            any and all U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in a Transaction pursuant to a law that is in effect (i) as of the date of this Agreement, or (ii) if later, as of the date when Buyer becomes a buyer pursuant to Article 18(b), except in each case to the extent that, pursuant to ARTICLE 5(k), amounts with respect to such Taxes were payable to such Buyer’s assignor immediately before such Buyer became a buyer pursuant to Article 18(b),

(c)            any Taxes attributable to such Buyer’s failure to comply with Article 5(k)(v), and

(d)            any U.S. federal withholding Taxes imposed under FATCA.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Buyer, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in the Custodial Agreement.

“Custodian” shall mean Computershare Trust Company, N.A., or any successor custodian appointed by Buyer with, so long as no Default or Event of Default has occurred and is continuing, the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset that is subject to a Purchased Asset Event of Default.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Checklist” shall mean, with respect to any Eligible Asset, the due diligence materials set forth on Exhibit VI hereto, in the case of each item, to the extent applicable.

“Due Diligence Package” shall mean, with respect to any Eligible Asset, (a) the items on the Due Diligence Checklist, in the case of each item, to the extent applicable, (b) the Requested Exceptions Report and (c) such other documents or information as Buyer or its counsel shall reasonably deem necessary.

“Early Repurchase” shall mean the repurchase of a Purchased Asset as described in Article 3(d).

“Early Repurchase Date” shall have the meaning specified in Article 3(d).

“Effective Date” shall mean February 14, 2025.

“Effective Purchase Price Percentage” shall mean, with respect to each Purchased Asset, the quotient of the outstanding Purchase Price divided by the outstanding principal balance of such Purchased Asset.

“Eligible Asset” shall mean the Whole Loans, Senior Interests or Mezzanine Loans identified on Schedule I hereto. Once an Eligible Asset is proposed by Seller and determined to be acceptable for a Transaction by Buyer and becomes a Purchased Asset on a Purchase Date, such Purchased Asset shall be treated as a Purchased Asset for all purposes of this Agreement and shall be subject to all provisions of this Agreement related to Purchased Assets in the same manner as all other Purchased Assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Facility Amount” shall have the meaning specified in the Fee Letter.

“Facility Expiration Date” shall mean the day that is the earlier of (i) the latest Repurchase Date of any Purchased Asset which is subject to a Transaction hereunder and (ii) any Accelerated Repurchase Date.

“FATCA” shall mean Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.

“FDIA” shall have the meaning specified in Article 21(c).

“FDICIA” shall have the meaning specified in Article 21(d).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” shall mean the letter agreement, dated as of the date hereof, from Buyer and accepted and agreed by Seller, as the same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Article 6(c).

“Foreclosure Event” shall mean, with respect to any Purchased Asset, the actual date on which both of the following have been satisfied: (i) the foreclosure by Seller on the related Mortgage Loan or the acceptance of a deed in lieu of foreclosure, assignment in lieu of foreclosure or similar action by Seller with respect to the Mortgage Loan and/or the Mortgagor has occurred and/or have been consummated and (ii) Seller or its designee shall have taken title to the related Mortgaged Property securing the Mortgage Loan.

“FIRREA” shall mean the Financial Institutions, Reform, Recovery and Enforcement Act of 1989.

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(iii).

“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(iii).

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any applicable supra national bodies such as the European Union or the European Central Bank).

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee was made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean FS Credit Real Estate Income Trust, Inc., a Maryland corporation.

“Guarantor Threshold” shall have the meaning specified in the Fee Letter.

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer, as same may be amended, modified and/or restated from time to time.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset, but excluding all related escrow and reserve payments and all expense reimbursement payments, which shall be applied pursuant to the Servicing Agreement. For the avoidance of doubt, Income shall not include (i) origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset, (ii) if Servicer has the right to deduct fees or other amounts from such amounts collected by Servicer in accordance with the Servicing Agreement or the Servicer Letter, the amount of such fees and amounts, (iii)  the Purchase Price paid by Buyer to Seller pursuant to any Transaction or (iv) in the case of any Purchased Asset that is a Senior Interest, amounts payable in respect of any other interest (that is not a Purchased Asset hereunder) in the underlying Whole Loan related to such Purchased Asset.

“Indebtedness” shall mean, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:

(i)             obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(ii)            obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;

(iii)           Capitalized Lease Obligations;

(iv)           reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment);

(v)            Off-Balance Sheet Obligations;

(vi)           obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(vii)          as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));

(viii)        all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);

(ix)           all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(x)            all Contingent Liabilities;

(xi)          all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services; and

(xii)         indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).

“Independent Member” shall mean a natural Person who:

(i)             is not at the time of initial appointment and has never been, and will not while serving as Independent Member be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), other equity owner, manager (with the exception of serving as the Independent Member of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Member of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; and

(j)             has (i) prior experience as an independent director or independent member for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent members thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Buyer, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Member”) and is an employee of such a company or companies at all times during his or her service as an Independent Member.

A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” that is an Affiliate of any Seller Party (provided that such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Member, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Member if such individual is a Professional Independent Member and such individual complies with the requirements of the previous sentence.

“Initial Mandatory Prepayment Deadline” shall have the meaning set forth in Section 3(d)(iii) herein.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Person pursuant to the Transaction Documents, reference is made to the knowledge of any such Person (whether by use of the words “knowledge” or “know”), unless otherwise expressly specified, same shall mean (a) the actual knowledge without further inquiry or investigation of the officers and asset managers of such Person or its Affiliates who have primary responsibility for any day-to-day decision making, or the legal, operational or financial affairs of such Person; or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of those officers and asset managers who have primary responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Asset.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, and in the case of any Senior Interest or Mezzanine Loan, any related Whole Loan, as applicable,

(a)            such Purchased Asset is subject to a breach of a representation and warranty set forth in Exhibit IX hereto in any material respect, as determined by Buyer, in its sole but good faith discretion (except to the extent disclosed in a Requested Exceptions Report and approved by Buyer in writing and except for a breach of a representation and warranty that has arisen in connection with or as a result of such Purchased Asset becoming or continuing to be a Defaulted Asset),

(b)            the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (except to the extent disclosed in a Trust Receipt issued by the Custodian on or prior to the Purchase Date),

(c)            such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement,

(d)            a Purchased Asset Event of Default exists with respect to such Purchased Asset, unless otherwise approved by Buyer,

(e)            such Purchased Asset has not been repurchased on the applicable Repurchase Date,

(f)             the failure of any Purchased Asset to qualify for safe harbor treatment as contemplated in Article 21,

(g)            Seller fails to purchase any Related Purchased Asset simultaneously with the repurchase of such Purchased Asset,

(h)            with respect to any Senior Interest that does not have control rights pursuant to the related participation agreement, the participation interest with such control rights fails to be held by an entity that is a Subsidiary of Guarantor; or

(i)             with respect to any Whole Loan or Senior Interest that has a related mezzanine loan that is not a Purchased Asset hereunder, such mezzanine loan fails to be held by an entity that is a Subsidiary of Guarantor (unless it was already held by an entity that is not a Subsidiary of Guarantor as of the Purchase Date).

“Mandatory Prepayment” shall have the meaning set forth in Section 3(d)(iii) herein.

“Master Servicing Agreement” shall mean that certain Servicing Agreement, dated as of February 14, 2025, among Buyer, Seller and Rialto Capital Advisors, LLC, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets, or results of operations (or prospects) of the Seller Parties, taken as a whole, (b) the ability of the Seller Parties, collectively, to perform their obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test” shall mean the test that shall be satisfied, as of any date, if the aggregate outstanding Purchase Price of Purchased Assets as to which a Purchased Asset Event of Default has occurred and is continuing or that are the subject of a Significant Modification without Buyer’s consent or an REO Conversion is less than or equal to the percentage set forth in the right hand column below as a percentage of the aggregate outstanding Purchase Price of all Purchased Assets as of such date, with the applicable percentage in the right hand column for any date being determined based upon the current aggregate outstanding Purchase Price of all Transactions as of such date as a percentage of the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date.

Current Aggregate Outstanding Purchase Price as a Percentage of Aggregate Outstanding Purchase Price at final Purchase Date	Applicable Aggregate Outstanding Purchase Price of Transactions with Purchased Asset Event of Default a Significant Modification without Buyer’s consent or REO Conversion
50% or above	20%
25% - 49.99%	15%
Less than 25%	10%

“Maximum Purchase Price LTV” shall have the meaning specified in the Fee Letter.

“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.

“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Whole Loan which is a Purchased Asset.

“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Commercial Assets, Multifamily Assets or Hotel Assets.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, with respect to any Mortgage Loan, the mortgaged property securing such Mortgage Loan.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or to a special purpose vehicle subsidiary of such Person whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Person).

“Non-U.S. Person” shall have the meaning specified in Article 5(k)(v)(b)(II).

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State.

“Off-Balance Sheet Obligations” shall mean, with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Connection Taxes” shall mean Taxes imposed on Buyer as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document or sold or assigned an interest in any Transaction or Transaction Document).

“Other Taxes” shall have the meaning specified in Article 5(k)(ii).

“Participant Register” shall have the meaning specified in Article 18(f).

“Patriot Act” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Encumbrances” shall mean, with respect to any Purchased Asset (a) such liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents and (b) Liens granted pursuant to the Transaction Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Portfolio Purchase Price Debt Yield” shall mean, as of any date of determination, the Purchase Price Debt Yield of all Purchased Assets (calculated on a weighted average basis based on outstanding Purchase Price of each Purchased Asset), as determined by Buyer in its sole discretion.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(c).

“Pre-Purchase Legal/Due Diligence Review Fee” shall mean a non-refundable fee payable by Seller to Buyer, in the amount of Buyer’s reasonable attorneys’ fees and disbursements of outside counsel in connection with each proposed Purchased Asset to be subject to a Transaction.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) the Benchmark plus (ii) the Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Benchmark (or the Benchmark portion of the Pricing Rate) shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 3(g) and Article 3(i) of this Agreement) or the related Confirmation.

“Pricing Rate Determination Date” shall mean, (a) with respect to any SOFR Based Transaction, the Periodic Term SOFR Determination Day with respect to such Pricing Rate Period and (b) with respect to any Transaction that is not a SOFR Based Transaction, (i) if the component of the Pricing Rate based on Term SOFR (or the then-current Benchmark if the Transaction is then an Alternate Rate Transaction) is replaced with the Prime Index Rate pursuant to Article 3(g)(iii) hereof, the date that is two (2) Business Days prior to the commencement date of such Pricing Rate Period, or (ii) if the Transaction is an Alternate Rate Transaction, the date and time determined by Buyer in accordance with the Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date, (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the scheduled Repurchase Date for such Purchased Asset.

“Prime Index Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Buyer shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Buyer shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Index Rate be deemed to be less than zero.

“Prime Rate” shall mean, with respect to each Pricing Rate Period, an amount equal to the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread; provided, however, that such rate shall not be less than the Applicable Spread for each Transaction.

“Prime Rate Transaction” shall mean a Transaction at such time as the Pricing Rate therefor is equal to the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points, and which may be a positive or negative value or zero) between (a) the arithmetic mean of Term SOFR (or the applicable Benchmark Replacement) plus the Applicable Spread calculated over the ninety (90) day period prior to the date Term SOFR (or such Benchmark Replacement) was last applicable to a Transaction and (b) the arithmetic mean of the Prime Index Rate calculated over the ninety (90) day period prior to the date Term SOFR (or such Benchmark Replacement) was last applicable to a Transaction.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or applied by Seller or its designated agent or Servicer as a payment or prepayment of principal in respect thereof.

“Prohibited Transferee” shall have the meaning set forth in the Fee Letter.

“Purchase Date” shall mean, with respect to any Purchased Asset, any date on which Buyer purchases such Purchased Asset from Seller hereunder, which dates are contemplated to be February 19 and February 20 (or any other Business Day Buyer agrees to in its sole discretion exercised in good faith).

“Purchase Price” shall mean, with respect to any Purchased Asset,

(a)            as such price is reflected in the Confirmation as of the Purchase Date, (i) the price at which such Purchased Asset is transferred by Seller to Buyer on the Purchase Date, which shall be an amount equal to the product of (A) the Purchase Price Percentage for such Purchased Asset multiplied by (B) the unpaid principal balance of such Purchased Asset (without inclusion of any future funding obligation thereunder), and

(b)            as of any other date of determination, the amount described in the preceding clause (a) for such Purchased Asset, reduced by (i) the portion of any Principal Payments applied as principal to the Purchase Price of such Purchased Asset by Buyer pursuant to Article 5(g) of this Agreement, and (ii) any other payments made by or on behalf of Seller and applied by Buyer to reduce the outstanding Purchase Price, including any such payments pursuant to Article 3(d) and Article 4 of this Agreement or such applications by Buyer pursuant to Article 13(b)(ii)(D) of this Agreement, for such Purchased Asset in accordance with the Transaction Documents, and increased by any amounts constituting Future Funding Advance Draws paid to Seller with respect to such Purchased Asset pursuant to Article 3(e)(iii) of this Agreement, respectively.

“Purchase Price Debt Yield” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the Underwritten Net Cash Flow of the related Mortgaged Property or Mortgaged Properties, as determined by Buyer in its sole discretion exercised in good faith, and (B) the denominator of which is the outstanding Purchase Price of such Purchased Asset on such date.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date of determination, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Purchase Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Purchase Price LTV” shall mean, on any date with respect to any Purchased Asset, a fraction (expressed as a percentage) (A) the numerator of which is the outstanding Purchase Price of the Purchased Asset, and (B) the denominator of which is the “as is” value of the related Mortgaged Property or Mortgaged Properties as determined by Buyer in its sole discretion exercised in good faith.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset, and any related rights, interests or claims of any kind with respect to such Eligible Asset sold by Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller), in the case of each of sub-clauses (a) and (b) above, including to the extent related to the Purchased Assets, all of Seller’s right, title and interest in and to,

(i)             the Purchased Asset Documents,

(ii)            the Servicing Rights,

(iii)           the Servicing Agreement,

(iv)           the Servicing Records,

(v)            mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, forward trades and take out commitments,

(vi)           the outstanding principal balances of the Purchased Assets, not just the amount advanced by Buyer to Seller in respect of the Purchase Price of such Purchased Asset,

(vii)          Income paid or payable in connection with such Purchased Asset during the time such Purchased Asset is subject to a Transaction, until such Purchased Asset is repurchased by Seller hereunder,

(viii)        indemnities, warranties or other credit support or enhancement,

(ix)           all related pledged collateral and

(x)            all supporting obligations of any kind. Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset; provided that, notwithstanding anything herein or in the Purchased Asset Documents to the contrary, if a Purchased Asset Event of Default occurs with respect to a Purchased Asset (subject to the expiration of any applicable notice, cure or grace periods) which is a Mezzanine Loan, then a Purchased Asset Event of Default shall be deemed to occur with respect to any Purchased Asset in the form of a Whole Loan or Senior Interest secured by the same Mortgaged Property that indirectly secures such Mezzanine Loan.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) for inclusion in the Purchased Asset File for such Purchased Asset pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i)             the Purchased Assets;

(ii)            any related Additional Collateral;

(iii)           the Purchased Asset Documents, the Servicing Rights, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iv)           all related forward trades and takeout commitments placed on the Purchased Assets;

(v)            all proceeds relating to the sale, securitization, liquidation or other disposition of the Purchased Assets;

(vi)           all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vii)          all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Qualified Transferee” shall mean any of the following Persons: (a) a bank, financial institution, investment company, investment fund, investment manager, investment bank, hedge fund, money manager, real estate investment trust, pension fund, insurance company, trust company, savings and loan association, commercial credit corporation, pension fund advisory firms, mutual fund, governmental entity or plan, or similar Person or an Affiliate of any of the foregoing, provided, that, in all instances such Person has (A) total assets (in name or under management) in excess of $500,000,000 and (B) capital/statutory surplus or shareholder’s equity in excess of $250,000,000, (b) any Affiliate of Buyer, and (c) any other Person to which Seller has consented, in each case, provided that such Person is not a Prohibited Transferee.

“Qualified Transferee Requirements” shall mean any requirement under any Purchased Asset Document that the holder or the transferee of the related Purchased Asset be a qualified or eligible transferee, qualified institutional lender or qualified or eligible lender (however defined).

“Register” shall have the meaning specified in Article 18(e).

“Related Credit Enhancement” shall have the meaning specified in Article 6(a).

“Related Purchased Asset” shall mean (i) with respect to any Whole Loan or Senior Interest which is a Purchased Asset, any Mezzanine Loan related to such Whole Loan or Senior Interest and (ii) with respect to any Mezzanine Loan which is a Purchased Asset, the related Whole Loan or Senior Interest.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the twentieth (20th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Seller and Buyer.

“REO Conversion” shall have the meaning specified in Article 29(a).

“REO Owner” shall have the meaning specified in Article 29(c)(i).

“Representatives” shall have the meaning specified in Article 28(j).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of

(a)            the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day;

(b)            the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents or pursuant to Article 3(d)(iii) or Article 29), but in no event later than September 9, 2028;

(c)            the Facility Expiration Date;

(d)            the Early Repurchase Date with respect to such Purchased Asset;

(e)            the date set forth in Article 3(i)(1)(B); or

(f)             the second (2nd) Business Day following the Business Day on which a Principal Payment in full is made with respect to such Purchased Asset prior to the related maturity date.

“Repurchase Obligations” shall have the meaning specified in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of

(i)             the outstanding Purchase Price of such Purchased Asset as of such date;

(ii)            the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date;

(iii)           all accrued and unpaid costs and expenses (including, without limitation, the out-of-pocket fees and expenses of counsel) of Buyer relating to such Purchased Asset; and

(iv)           any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of the Transaction Documents as of such date (including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter).

“Requested Exceptions Report” shall mean, with respect to any Purchased Asset, a list delivered to Buyer as part of the Due Diligence Package containing any and all exceptions to the representations and warranties contained in this Agreement applicable to such Purchased Asset.

“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanction.

“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or 50% or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition).

“Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 22(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Seller Threshold” shall have the meaning specified in the Fee Letter.

“Senior Interest” shall mean (a) a senior or pari passu participation interest in a Whole Loan (i) that is evidenced by a Senior Interest Note, (ii) that represents an undivided interest in part of the underlying Whole Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Whole Loan which lasts for the same length of time as such Whole Loan, and (iv) as to which there is no guaranty of payments to the holder of the Senior Interest Note or other form of credit support for such payments, or (b) an “A note” in an “A/B structure” in a Whole Loan.

“Senior Interest Note” shall mean (a) the original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of Seller in such form as is acceptable to Buyer in its discretion), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if Seller cannot obtain the original, then a certified copy thereof).

“Servicer” shall mean (i) Rialto Capital Advisors, LLC, or (ii) any other third-party servicer (a) having a primary and special servicer rating of “above average” or better from S&P, and (b) approved by Buyer in its reasonable discretion.

“Servicer Account” shall mean the account maintained by the Servicer pursuant the Servicing Agreement into which Income with respect to the Purchased Assets is deposited in accordance with the Servicing Agreement.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean (i) the Master Servicing Agreement, (ii) the Sub-Servicing Agreement, or (iii) any replacement thereof with a successor Servicer or Sub-Servicer, which replacement servicing agreement or sub-servicing agreement is acceptable to Buyer in its reasonable discretion.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Significant Modification” shall mean:

(i)             any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), except any such modification, consent or waiver or the exercise of any extension term expressly provided in the related Purchased Asset Documents, in each case, for which there is no material lender discretion to grant or deny;

(ii)            any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Purchased Asset Documents (or related Mortgage Loan, as applicable) and for which there is no material lender discretion;

(iii)           any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents; and

(iv)           any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and for which there is no material lender discretion.

“Unilateral Significant Modification Conditions” shall mean the satisfaction of all of the following conditions on any Business Day when Seller consummates a Significant Modification without Buyer’s consent:

(i)             Seller shall not have previously consented or assented to any Significant Modification without Buyer’s consent on more than three (3) prior occasions;

(ii)            at least thirty five percent (35%) of the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date shall remain outstanding as of such Business Day; and

(iii)           the Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test shall be satisfied (inclusive of the outstanding Purchase Price of the Purchased Asset which is the subject of a Significant Modification without Buyer’s consent), provided that if the Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test is not satisfied, Seller may transfer cash to Buyer pursuant to Article 3(e)(ii) of this Agreement (and without being subject to the conditions set forth in such section) in the amount needed to satisfy such Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage prior to entering into the Significant Modification.

“SIPA” shall have the meaning specified in Article 22(a).

“SOFR” shall mean the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Based Transaction” shall mean a Transaction for which the Pricing Rate is equal to the SOFR Rate.

“SOFR Rate” shall mean the sum of (i) Term SOFR applicable to such Pricing Rate Period and (ii) the Applicable Spread.

“Sub-Advisor” shall mean Rialto Capital Management, LLC.

“Sub-Servicer” shall mean Quantum Servicing Corporation.

“Sub-Servicing Agreement” shall mean that certain Subservicing Agreement, dated as of February 14, 2025, between Rialto Capital Advisors, LLC and Sub-Servicer, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which at least a majority of the shares of stock or other ownership interests having by the terms thereof ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to each Pricing Rate Period, the Term SOFR Reference Rate for a one-month period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.

“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any successor source.

“Tier One Release Price Premium” shall mean, with respect to any Purchased Asset, as of any Early Repurchase Date pursuant to Article 3(d) or any Business Day on which Principal Payments are being applied pursuant to Article 5(g), in each case, if applicable, an amount equal to the positive difference between (x) the product of (I) one hundred fifteen percent (115%) and (II) the outstanding Purchase Price of such Purchased Asset on such Early Repurchase Date or Business Day and (y) the outstanding Purchase Price of such Purchased Asset on such Early Repurchase Date or Business Day.

“Tier Two Release Price Premium” shall mean, with respect to any Purchased Asset, as of any Early Repurchase Date pursuant to Article 3(d) or any Business Day on which Principal Payments are being applied pursuant to Article 5(g), in each case, if applicable, an amount equal to the positive difference between (x) the unpaid principal balance of such Purchased Asset as of such applicable Early Repurchase Date or Business Day on which Principal Payments are being applied and (y) the outstanding Purchase Price of such Purchased Asset on such Early Repurchase Date or Business Day.

“Transaction” shall have the meaning specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter (if any), the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, all other documents executed in connection with this Agreement or any Transaction and all exhibits, annexes, schedules and other attachments to any of the foregoing, in each case, as such document may be amended, modified and/or restated from time to time.

“Transaction Request” shall mean a transaction request substantially in the form of Exhibit II hereto.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Treasury Regulations” shall mean applicable final or temporary regulations of the U.S. Department of the Treasury.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 6(c).

“UCC Filing Jurisdiction” shall mean, with respect to Seller, the State of Delaware.

“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(K).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underwritten Net Cash Flow” shall mean, with respect to any one or more Purchased Assets, in-place or pro forma underwritten net cash flow from the Mortgaged Property or Mortgaged Properties securing such Purchased Asset(s), after deduction for normalized capital expenditure amounts and leasing costs, in all cases as determined by Buyer in its sole discretion.

“Unrestricted Cash” shall mean, as of any date of determination, all cash held by Seller, and Guarantor at such time in excess of all amounts (i) required to be held by Seller and Guarantor pursuant to this Agreement, and (ii) encumbered or allocated to the payment of other obligations, including fundings for Purchased Assets and other related assets.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 5(j)(v).

“Volcker Rule” shall have the meaning specified in Article 9(x).

“Whole Loan” shall mean a commercial real estate whole loan made to the related underlying obligor and secured primarily by a perfected, first priority Lien in the related underlying Mortgaged Property, including, without limitation (A) with respect to any Senior Interest, the Whole Loan in which Seller owns a Senior Interest, and (B) with respect to any Mezzanine Loan, the Whole Loan made to the Mortgagor or Affiliate of such Mortgagor whose equity interests, directly or indirectly, secure such Mezzanine Loan.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. In addition, with respect to any Transaction Document, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)            Initiation and Confirmation. (i) Prior to the Closing Date, Seller requested that Buyer enter into Transactions with respect to the Eligible Assets, and delivered to Buyer the Due Diligence Packages for the Eligible Assets. Buyer (x) requested such additional diligence materials with respect to the Eligible Assets as Buyer deemed necessary in its sole discretion, (y)  completed its due diligence review of the Eligible Assets and received an internal credit decision with respect to the proposed Transactions and (z) subject to Article 3(a)(ii), notified Seller that the proposed Transactions were conditionally approved.

(ii)            Upon the satisfaction or waiver of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the proposed Purchased Assets shall be transferred to Buyer as specified in Article 7(a).

(iii)           Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)            Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent:

(i)             Delivery of Documents. The following documents, shall have been delivered to Buyer:

(A)            this Agreement, duly completed and executed by each of the parties hereto;

(B)            the Fee Letter, duly completed and executed by each of the parties thereto;

(C)            the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D)            the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E)             the Guaranty, duly completed and executed by each of the parties thereto;

(F)             the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G)            the Servicer Letter, duly completed and executed by each of the parties thereto;

(H)            any and all consents and waivers applicable to Seller;

(I)              a power of attorney from Seller substantially in the form of Exhibit V hereto, duly completed and executed;

(J)              a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(K)            opinions of outside counsel to the Seller Parties reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940, security interests and a Bankruptcy Code safe harbor opinion);

(L)             for each of the Seller Parties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by the Seller Parties from time to time in connection herewith; and

(M)           all such other and further documents and documentation as Buyer in its discretion shall reasonably require.

(ii)           Payment of Expenses. Buyer shall have received payment from Seller in the amount of all expenses, including but not limited to reasonable legal fees of outside counsel and due diligence fees, actually incurred by Buyer in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith and required to be paid by Seller pursuant to Article 25(b).

(iii)          Payment of Fees. Buyer shall have received payment from Seller of the Funding Fee then due and payable pursuant to the Fee Letter.

(c)            Conditions Precedent to All Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transactions and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)             Transaction Approval. Buyer shall have received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Buyer’s execution and delivery of a Confirmation with respect thereto.

(ii)           Confirmation. Seller shall have received from Buyer a duly completed and executed Confirmation, and Seller shall have duly executed the same and delivered such Confirmation to Buyer.

(iii)          Waiver of Exceptions. Buyer shall have waived all exceptions contained in the related Requested Exceptions Report (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(iv)          Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. Seller shall have delivered to Custodian (or a bailee pursuant to a Bailee Agreement), in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset, Custodian shall have issued to Buyer a Trust Receipt and a final Asset Schedule and Exception Report and Buyer shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v)           Due Diligence. Any due diligence review performed by Buyer with respect to the Eligible Asset (including without limitation, confirmation by Buyer that it meets any applicable Qualified Transferee Requirements) or otherwise in accordance with Article 26 is satisfactory to Buyer in its sole discretion.

(vi)          Facility Amount. The sum of (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, in the aggregate, shall not exceed the Facility Amount.

(vii)         No Event of Default. No Event of Default shall have occurred and be continuing under any Transaction Document.

(viii)        No Material Adverse Effect. No event shall have occurred which is reasonably expected to have a Material Adverse Effect.

(ix)          Representations and Warranties. The representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(x)            Acknowledgement of Servicer. Buyer shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Buyer will be serviced in accordance with the Servicing Agreement as of the related Purchase Date, which acknowledgement may be deemed to be satisfied by the delivery of a Servicer Letter in accordance with Article 27(e) hereof.

(xi)          No Change in Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions.

(xii)         Repurchase Date. The Repurchase Date for such Transaction is not later than September 9, 2028.

(xiii)        Security Interest. Seller shall have taken such other action as is necessary in the reasonable opinion of Buyer, in order to transfer the related Eligible Asset to Buyer pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer as secured party under the UCC with respect to such Eligible Asset.

(xiv)        Other Documents. Buyer, Custodian or a bailee pursuant to a Bailee Agreement shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note, Senior Interest Note or Mezzanine Note and assignments in blank of the underlying Mortgage and related Mortgage documents.

(xv)         Payment of Fees. Buyer shall have received payment from Seller of all fees then due and payable hereunder or under the Fee Letter (including, without limitation, the Funding Fee) and the Pre-Purchase Legal/Due Diligence Review Fee on the Purchase Date.

(d)            Early Repurchase of Purchased Assets. (i) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”), subject to:

(A)            no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date; provided that, (x) Seller shall have the right to revoke such notice at any time prior to such Early Repurchase Date and (y) the Early Repurchase Date may be the same Business Day written notice is delivered in the event such repurchase shall cure a Default or Event of Default;

(B)            no Default or Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i)(A) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured by such repurchase;

(C)            as of such Early Repurchase Date, the Maximum Defaulted Asset Percentage Test shall be satisfied and no amount shall be due and payable pursuant to Article IV,

(D)            on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter; and

(E)            on such Early Repurchase Date, either

(a)             in the event as of such date the aggregate outstanding Purchase Price of all Transactions is less than thirty five percent (35%), and greater than fifteen percent (15%), of the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date, then in addition to the payment of the outstanding Repurchase Price of the applicable Purchased Asset pursuant to Article 3(d)(i)(D) above, Seller shall pay to Buyer an amount equal to the Tier One Release Price Premium, which Tier One Release Price Premium shall be applied to reduce the outstanding Purchase Price of the Purchased Assets then subject to Transactions on such Early Repurchase Date pro rata, or

(b)             in the event as of such date the aggregate outstanding Purchase Price of all Transactions is fifteen percent (15%) or less than the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date, then in addition to the payment of the outstanding Repurchase Price of the applicable Purchased Asset pursuant to Article 3(d)(i)(D) above, Seller shall pay to Buyer an amount equal to the Tier Two Release Price Premium, which Tier Two Release Price Premium shall be applied to reduce the outstanding Purchase Price of the Purchased Assets then subject to Transactions on such Early Repurchase Date pro rata.

(ii)            Mandatory Early Repurchase Event. With respect to any Purchased Asset as to which Buyer notifies Seller or Seller has Knowledge that a Mandatory Early Repurchase Event has occurred and is continuing, subject to Article 3(d)(iii) below, within two (2) Business Days (or, if Buyer notifies Seller thereof after 10 a.m. (New York City time), three (3) Business Days) (such required payment, a “Mandatory Prepayment” and the date with respect to any Mandatory Prepayment, the “Initial Mandatory Prepayment Deadline”) after receipt of written notice from Buyer instructing a mandatory early repurchase with respect to such Purchased Asset or Seller acquiring Knowledge of such Mandatory Early Repurchase Event, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the sum of (x) the outstanding Repurchase Price for such Purchased Asset plus (y) if applicable, the amount referenced in Article 3(d)(i)(E)(a) or (b) above; provided, that if (x) any such Mandatory Prepayment is not satisfied on a timely basis by Seller with available cash on or prior to the Initial Mandatory Prepayment Deadline and (y) Seller and Guarantor have, prior to the Initial Mandatory Prepayment Deadline, transferred all of their Unrestricted Cash to Buyer in reduction of the existing Mandatory Prepayment, then Seller shall have the right to satisfy the remaining Mandatory Prepayment within ten (10) Business Days following the Initial Mandatory Prepayment Deadline, so long as, on or prior to the Initial Mandatory Prepayment Deadline, Guarantor (i) makes the required capital calls under its organizational documents in the amount necessary to satisfy such remaining Mandatory Prepayment in full, and (ii) provides Buyer with a certification from an officer of Guarantor that such capital calls in the amount necessary to satisfy the remaining Mandatory Prepayment in full have been made. The failure of any investor to honor any capital call made by Guarantor shall not excuse Seller from its obligation to cure any Mandatory Prepayment in accordance with this Agreement or relieve Guarantor from any of its obligations under the Guarantee Agreement, as applicable, which obligations shall remain absolute notwithstanding any such failure). In the event a Mandatory Early Repurchase Event or Early Repurchase Date occurs with respect to a Purchased Asset which is a Whole Loan, Senior Interest or Mezzanine Loan and the Related Purchased Asset secured directly or indirectly by the same Mortgaged Property is also a Purchased Asset, then such Mandatory Early Repurchase Event shall be deemed to occur (or Early Repurchase Date shall be required to occur) with respect to all Purchased Assets that are secured directly or indirectly by the same Mortgaged Property.

(iii)           Extended Time Period for Certain Mandatory Early Repurchase Events. Notwithstanding Article 3(d)(ii) above, with respect to any Purchased Asset as to which a Mandatory Early Repurchase Event occurs due to a Purchased Asset Event of Default existing with respect to such Purchased Asset (including, but not limited to, a failure to repay such Purchased Asset on the related maturity date), then by not later than the earlier to occur of (x) twelve (12) months following the date on which the Mandatory Early Repurchase Event occurs (or if such date is not a Business Day, the next succeeding Business Day) or (y) September 9, 2028, Seller shall be required to terminate the related Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the sum of (x) the outstanding Repurchase Price for such Purchased Asset plus (y) if applicable, the amount referenced in Article 3(d)(i)(E)(a) or (b) above (unless such Purchased Asset is the subject of an REO Conversion during such twelve (12) month period in which event the terms, conditions and provisions of Article 29 shall control); provided that, with respect to any Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing as of the related Purchase Date, then the reference above in this clause (iii) to twelve (12) months shall be deemed modified to the date that is twelve (12) months after the related Purchase Date (or if such date is not a Business Day, the next succeeding Business Day).

(e)             Repurchase of Purchased Assets; Prepayment; Future Funding Advances.

(i)            Repurchase. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer; provided, however, that Buyer shall have no obligation to permit Seller to repurchase any Purchased Asset if a Default or an Event of Default shall have occurred and be continuing unless such Default or Event of Default would be cured by the repurchase of such Purchased Asset or such Default or Event of Default is concurrently cured in accordance with this Agreement. Concurrently with payment of the Repurchase Price to Buyer in accordance with the foregoing on such Repurchase Date, Buyer’s security interest in the related Collateral shall terminate in accordance with Article 6(c).

(ii)           Prepayment. On any Business Day before the Repurchase Date for a Purchased Asset, upon two (2) Business Days’ prior written notice to Buyer, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty; provided, that (x) no such advance notice shall be required with respect to any payment made by Seller to cure a Default or Event of Default, (y) each such transfer of cash shall be in a minimum amount equal to $250,000 and (z) Seller shall not be permitted to elect to transfer cash more often than two times in any calendar month.

(iii)          Future Funding Advance Draws. In the event that (i) Seller is contractually obligated to make a future funding advance of loan proceeds to the Mortgagor under a Purchased Asset pursuant to the related Purchased Asset Documents and (ii) Buyer has agreed in its sole discretion to make an additional advance with respect to the Purchase Price of such Purchased Asset, as reflected in the Confirmation, then in connection with making such future funding advance to such Mortgagor, Seller may submit to Buyer a written request (a “Future Funding Advance Draw Request”) requesting that Buyer transfer to Seller cash in an amount that is (not less than $250,000) (with respect to one or more future funding advances to the applicable Mortgagor, in the aggregate) up to the product of (x) the related Purchase Price Percentage of such Purchased Asset multiplied by (y) the principal amount of such future funding advance, and Buyer shall (x) transfer to Seller the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset and the increased principal amount outstanding under the Purchased Asset and accordingly, such other consequential revisions as may be appropriate, in each case, by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Buyer determines in its sole discretion that the conditions precedent set forth below are satisfied or will be satisfied contemporaneously with such Future Funding Advance Draw (or, in Buyer’s sole discretion, waived):

(A)            no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;

(B)            the Future Funding Advance Draw shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, in the aggregate, to exceed the Facility Amount;

(C)            no amount shall be due and payable pursuant to Article 4 immediately after the Future Funding Advance Draw;

(D)            if the Confirmation of the Transaction relating to the applicable Purchased Asset specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests as determined by Buyer and Seller), such additional conditions precedent shall be satisfied immediately upon the Future Funding Advance Draw;

(E)             Seller shall have delivered evidence reasonably satisfactory to Buyer that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects;

(F)             no event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect as determined by Buyer in its sole and absolute discretion exercised in good faith;

(G)             the representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the date of such Future Funding Advance Draw with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) (other than the representation and warranty made in Article 9(p) with respect to any Purchased Asset which is the subject of a Mandatory Early Repurchase Event of the type described in clause (d) of the definition of Mandatory Early Repurchase Event and which is in the process of being repurchased in accordance with Article 3(d)(ii) and 3(d)(iii) of this Agreement); and

(H)            Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller’s possession or reasonably obtainable to Seller.

The failure or delay of Seller, on any one or more occasions, to exercise its rights under this Article 3(e)(iii) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller to request a Future Funding Advance Draw Request at a later date.

(f)             Costs and Expenses. Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of

(i)             a failure by Seller in repurchasing any Purchased Asset on the Early Repurchase Date after Seller has given a notice in accordance with Article 3(d)(i)(A) of an Early Repurchase Date,

(ii)            any payment of the Repurchase Price on any day other than a Remittance Date (other than on account of a repayment by or on behalf of the related Mortgagor or Mezzanine Borrower) (including, without limitation, such cost or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder),

(iii)           any conversion of the Benchmark (or the Benchmark portion of the Pricing Rate) in accordance with Article 3(g) or Article 3(i) on any day other than a Pricing Rate Determination Date. A statement as to such costs and expenses, setting forth the calculations thereof, shall be submitted promptly by Buyer to Seller and shall be conclusive and binding upon Seller absent manifest error.

(g)            Effect of Benchmark Transition Event.

(i)            Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Pricing Rate Determination Date for such other Benchmark) for any Pricing Rate Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement). In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Buyer will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Seller or any other party to this Agreement or any other Transaction Document. Notwithstanding the foregoing, Buyer and Seller may at any time agree to amend and restate any Confirmation with respect to any Transaction to replace the related Benchmark with respect to such Transaction with the applicable Benchmark Replacement. In exercising its rights and remedies under this Article 3(g), Buyer shall act in a manner similar to which Buyer is contemporaneously exercising similar remedies in agreements with similarly situated counterparties.

(ii)           Buyer will promptly notify Seller of (1) the Benchmark Replacement Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Conforming Changes, and/or (4) any Benchmark Unavailability Period, including whether the Pricing Rate will be replaced with an Alternate Rate or, during a Benchmark Unavailability Period, the Prime Index Rate or whether Transactions will be converted to Alternate Rate Transactions or Prime Rate Transactions. Any determination, decision or election that may be made by Buyer pursuant to this Article 3(g), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller or any other party to this Agreement or any other Transaction Document. For the avoidance of doubt, any notice required to be delivered by Buyer as set forth in this Article 3(g) may be provided, at the option of Buyer (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements, any Benchmark Replacement or Conforming Changes.

(iii)          During a Benchmark Unavailability Period, the component of the Pricing Rate for Transactions based on Term SOFR shall be replaced with the Prime Index Rate and Transactions shall be converted to Prime Rate Transactions based on the Prime Rate in effect on each applicable Pricing Rate Determination Date.

(iv)           Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have the right to convert a Transaction to an Alternate Rate Transaction or a Prime Rate Transaction.

(v)            Disclaimer. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR (or any other Benchmark) or have the same volume or liquidity as Term SOFR (or any other Benchmark), (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Article 3(g) or Article 3(i) including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a Benchmark Transition Event, the removal or lack thereof of unavailable or non-representative tenors of Term SOFR (or any other Benchmark), the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by Article 3(g)(ii) or otherwise in accordance herewith, and (d) the effect of any of the foregoing provisions of Article 3(g) or Article 3(i).

(h)            [Intentionally Omitted].

(i)             Requirements of Law. (1)  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Buyer (A) to enter into Transactions, then the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled or (B) to maintain or continue Transactions, then a Repurchase Date shall occur for all Transactions on the next Remittance Date or on such earlier date as may be required by law. If any termination of a Transaction shall occur in accordance with subclause (B) of the preceding sentence, Seller shall pay to Buyer, as applicable, such amounts, if any, as may be required pursuant to Article 3(f).

(2)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(A)            shall subject Buyer to any Taxes (other than (i) Covered Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Covered Taxes, (iii) Other Taxes, or (iv) Connection Income Taxes) with respect to the Transaction Documents, any Purchased Asset, any Transaction or on its loans, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto or change the basis of taxation of payments to Buyer in respect thereof;

(B)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the Benchmark hereunder; or

(C)            shall impose on Buyer any other condition (excluding, in the case of this clause (C) only, any Taxes);

and the result of any of the foregoing is to increase the cost to Buyer of entering into, converting to, continuing or maintaining the Transactions, or to reduce any amount receivable under the Transaction Documents in respect thereof, then Seller shall promptly pay Buyer, upon receipt of the certificate described in clause (4) of this section, any additional amounts necessary to compensate Buyer for such additional costs incurred or reduction suffered. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(3)            If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy), then Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(4)            A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer, as specified in clause (2) or (3) of this Article 3(i) and delivered to Seller, shall be conclusive absent manifest error. Seller shall pay Buyer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Failure or delay on the part of Buyer to demand compensation pursuant to this Article 3(i) shall not constitute a waiver of Buyer’s right to demand such compensation.

ARTICLE 4
MANDATORY PURCHASE PRICE REDUCTIONS

(a)            At any time when the unpaid principal balance of the Purchased Assets then remaining subject to Transactions is less than fifteen percent (15%) of the initial unpaid principal balance of the Purchased Assets subject to Transactions on the final Purchase Date, with respect to any Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing (whether or not such Purchased Asset Event of Default first occurred prior to or following such unpaid principal balance of Purchased Assets crossing below the applicable amount), Buyer may deliver written notice to Seller substantially in form of Exhibit VIII requiring Seller to transfer to Buyer cash by not later than ten (10) Business Days following receipt of such notice in reduction of the Purchase Price of such Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing, in the amount which reduces the Effective Purchase Price Percentage of such Purchased Asset by ten percent (10%) from the Effective Purchase Price Percentage of such Purchased Asset as of the date when such Purchased Asset Event of Default occurred, taking into account and giving effect to any reductions in such Purchase Price implemented pursuant to Article 5(g)(iii).

(b)            At any time after the unpaid principal balance of the Purchased Assets then remaining subject to Transactions is less than fifteen percent (15%) of the initial unpaid principal balance of the Purchased Assets subject to Transactions on the final Purchase Date, in the event the Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test is not satisfied, then Buyer may deliver written notice to Seller substantially in the form of Exhibit VIII requiring Seller to transfer to Buyer cash by not later than ten (10) Business Days following receipt of such notice to reduce the Purchase Prices of Purchased Assets as to which a Purchased Asset Event of Default has occurred and is continuing or that are the subject of a Significant Modification without Buyer’s consent or an REO Conversion as determined by Buyer in its sole discretion exercised in good faith, such that after such reductions the Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test is satisfied.

(c)            The failure or delay by Buyer or Seller, on any one or more occasions, to exercise its rights under this Article 4 shall not (i) change or alter the terms and conditions of this Agreement, (ii) limit or waive the right of Buyer or Seller to exercise its rights under this Agreement at a later date or (iii) in any way create additional rights for any party hereto.

ARTICLE 5
PAYMENTS; COLLECTION ACCOUNT

(a)            All transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)            All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to Seller in writing), not later than 2:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name:	CITIBANK, NEW YORK
ABA Number:	0210000089
Account Number:	4078-4524
Account Name:	SSB
Attention:	Mortgage Ops
Reference:	FS CREIT FINANCE CB-1 LLC

(c)            Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated deposit account (the “Collection Account”) in the name of Seller for the benefit of Buyer at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Buyer.

(d)            On each Remittance Date, Seller shall pay to Buyer all accrued and unpaid Purchase Price Differential with respect to such Remittance Date, to the extent not paid to Buyer in accordance with Article 5(f).

(e)            Seller shall cause (1) all Income it or Servicer receives with respect to the Purchased Assets to be deposited directly into the Servicer Account and (2) Servicer to remit all funds on deposit in the Servicer Account (net of permitted withdrawals pursuant to the Servicing Agreement) to the Collection Account in accordance with the Servicer Letter. In furtherance of the foregoing, if Buyer is at any time not a party to the Servicing Agreement, Seller shall cause any Servicer to execute and deliver a Servicer Letter in accordance with Article 27(e). If a Servicer, Mortgagor or any other Person, as applicable, forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Servicer Account or the Servicer, Seller shall (i) take commercially reasonable efforts to cause such Servicer, Mortgagor or Person, as applicable, to forward any such future amounts directly to the Servicer Account or the Servicer, as applicable, and (ii) deposit in the Servicer Account any such amounts within two (2) Business Days of Seller’s receipt and identification thereof. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Articles 5(f), (g) and (h).

(f)             So long as no Event of Default shall have occurred and be continuing, Account Bank shall remit on the Remittance Date all amounts on deposit in the Collection Account (other than Principal Payments) in the following amounts and order of priority:

(i)             first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement (to the extent not previously paid);

(ii)          second, to Buyer, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;

(iii)         third, to Buyer, an amount equal to all accrued and unpaid amounts (if any) then due and payable pursuant to the Fee Letter;

(iv)          fourth, to Buyer, an amount necessary to cure any unsatisfied amounts for which notice of a mandatory reduction in Purchase Price pursuant to Article 4 has been delivered;

(v)           fifth, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Transaction Document (including, without limitation, any amounts payable pursuant to Article 5(g) on any Business Day since the prior Remittance Date, to the extent not paid due to the Principal Payments not being sufficient to make such payments); and

(vi)         sixth, (i) if no Default has occurred and is continuing, any remainder shall be released to Seller, or (ii) if a Default has occurred and is continuing, but such Default is not an Event of Default, any remainder shall be held in the Collection Account as additional Collateral until such Default has been cured by Seller, as determined by Buyer in its sole discretion.

(g)            So long as no Event of Default has occurred and is continuing, within two (2) Business Days after receipt by Account Bank of any Principal Payments on a Purchased Asset, Account Bank shall remit all such Principal Payments in the following amounts and order of priority:

(i)            first, to Buyer to be applied in reduction of the Purchase Price of such Purchased Asset, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Effective Purchase Price Percentage for such Purchased Asset (or in the case of a Principal Payment in full, the amount necessary to reduce the outstanding Purchase Price of the related Purchased Asset to zero) together with accrued and unpaid Purchase Price Differential thereon;

(ii)          second, in the event the Maximum Defaulted Asset/Significant Modification/REO Conversion Percentage Test is not satisfied on such Business Day, to Buyer to be applied in reduction of the Purchase Price of any Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing or that is the subject of a Significant Modification without Buyer’s consent or an REO Conversion, in such manner as Buyer shall determine in its sole discretion exercised in good faith, until the Maximum Defaulted Asset Percentage Test is satisfied; provided, that notwithstanding the foregoing, this clause second shall not apply in the event Buyer has delivered the written notice contemplated by Article 4(b);

(iii)         third, with respect to any Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing, to Buyer to be applied in reduction of the Purchase Price of such Purchased Asset until the Effective Purchase Price Percentage of such Purchased Asset has been reduced by ten percent (10%) from the Effective Purchase Price Percentage of such Purchased Asset as of the date when such Purchased Asset Event of Default occurred, taking into account and giving effect to any reductions in such Purchase Price implemented pursuant to Article 5(g)(ii); provided, that notwithstanding the foregoing, this clause third shall not apply in the event Buyer has delivered the written notice contemplated by Article 4(a);

(iv)          fourth, in the event on such Business Day the aggregate outstanding Purchase Price of all Transactions is less than thirty five percent (35%), and greater than fifteen percent (15%), of the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date, to Buyer an amount equal to the Tier One Release Price Premium, which Tier One Release Price Premium shall be applied to reduce the outstanding Purchase Price of the Purchased Assets then subject to Transactions pro rata; and

(v)           fifth, in the event on such Business Day the aggregate outstanding Purchase Price of all Transactions is fifteen percent (15%) or less of the aggregate outstanding Purchase Price of all Transactions as of the final Purchase Date, to Buyer an amount equal to the Tier Two Release Price Premium, which amount shall be applied to reduce the outstanding Purchase Price of the Purchased Assets then subject to Transactions pro rata.

In the event and to the extent Principal Payments available on any Business Day to make the payments due and payable pursuant to Article 5(g), clauses second through fifth, are not sufficient to make such payments on a Business Day, then such unpaid amounts shall be carried forward and shall be due and payable on subsequent Business Day(s) on which Principal Payments are applied pursuant to Article 5(g).

(h)            Upon receipt of notice from Buyer that an Event of Default shall have occurred and is continuing, and so long as Buyer has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(i) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Buyer, all amounts on deposit in the Collection Account as of the prior Business Day to Buyer for application to the Repurchase Obligations in such order of priority as Buyer shall determine in its sole and absolute discretion, and, after the Repurchase Obligations are paid in full, any remaining amounts shall be remitted promptly to whomever is lawfully entitled to such amounts.

(i)             All remittances by Account Bank shall be made (i) so long as no Event of Default shall have occurred and be continuing, in accordance with instructions received from Seller or any Servicer on its behalf and approved by Buyer, and (ii) during the continuance of an Event of Default, in accordance with instructions received from Buyer.

(j)             If the amounts applied by Buyer as provided in Articles 5(f) or (g) above are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document on a Remittance Date, the Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

(k)            Withholding Taxes.

(i)            All payments made by Seller under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If Seller is required by applicable law to deduct or withhold any Taxes from any such payment, Seller shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, as soon as practicable after any payment of Taxes, original tax receipts or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to Buyer of the payment of the full amount of such Taxes when otherwise due and payable; and (iv) if such deduction or withholding is attributable to Taxes which are Covered Taxes, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)           In addition, without duplication, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, court or documentary, intangible, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of the Buyer’s rights and obligations under this Agreement (such Taxes other than such Other Connection Taxes, “Other Taxes”).

(iii)          Without duplication of the obligation of Seller to pay additional amounts on account of Covered Taxes pursuant to Article 5(k)(i) and to pay Other Taxes pursuant to Article 5(k)(ii), Seller agrees to indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any and all Covered Taxes and Other Taxes (including the full amount of any Covered Taxes and Other Taxes imposed or asserted on or attributable to amounts payable, or required to be withheld or deducted from a payment to Buyer, under this Article 5), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(iv)          Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(k) shall survive the termination of this Agreement, any assignment of rights by, or the replacement of, a Buyer, and the repayment, satisfaction of the Repurchase Obligations or discharge of all obligations under the Transaction Documents. Nothing contained in this Article 5(k) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(v)           (a) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 5(k)(v)(b) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(b)            Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person,

(I)            any Buyer that is a U.S. Person shall deliver to Seller on or about the date on which Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(II)           any Buyer that is not a U.S. Person (a “Non-U.S. Person”) shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Person becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)            in the case of a Buyer that is a Non-U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed copies of IRS Form W-8ECI;

(C)            in the case of a Buyer that is a Non-U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)            to the extent a Buyer that is a Non-U.S. Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(III)         If a payment made to a Non-U.S. Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Non-U.S. Person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Non-U.S. Person has complied with such Non-U.S. Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Article 5(k)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any form or certification Buyer previously delivered expires or becomes obsolete or inaccurate in any respect, Buyer shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(vi)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 5(k) (including by the payment of additional amounts pursuant to this Article 5(k)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(k) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(k)(vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 5(k)(vi), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(k)(vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

ARTICLE 6
SECURITY INTEREST

(a)            Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets (other than as described in Article 21(g)). However, in order to preserve Buyer’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Buyer to secure the payment of the Repurchase Price on all Transactions to which Seller is a party and all other amounts owing by Seller to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Mezzanine Loan which is a Purchased Asset was not sold by Seller to Buyer pursuant to this Agreement, or that such Mezzanine Loan does not qualify for the safe harbor treatment provided by the Bankruptcy Code, then Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:

(ii)           the Collection Account and the Servicer Account and all monies from time to time on deposit in the Collection Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(iii)          the Purchased Items.

(b)            Intentionally omitted.

(c)            Buyer’s security interest in the Collateral and the Collection Account shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request of Seller, Buyer shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets, Purchased Items, Purchased Asset Documents and Purchased Asset Files to Seller and reconvey the Purchased Assets and Purchased Items to Seller and release its security interest in the Collateral, the Collection Account and the Servicer Account, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii)  Seller shall from time to time take such further actions as may be requested by Buyer in its sole discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d)            Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 27. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Section 741(7)(xi) of the Bankruptcy Code.

(e)            Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay or extension law now or hereafter in force in any locality where any Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as purchaser or such court may determine.

ARTICLE 7
TRANSFER AND CUSTODY

(a)            On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Buyer or its designee (including the Custodian) (other than as described in Article 21(g)) against the simultaneous transfer of the Purchase Price for such proposed Purchased Asset to an account of Seller specified in the related Confirmation and such proposed Purchased Asset shall become a Purchased Asset hereunder, with a simultaneous agreement by Buyer to transfer to Seller the Purchased Asset on the applicable Repurchase Date, against the transfer of funds by Seller, in an amount equal to the Repurchase Price.

(b)            Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct (including through a bailee) that such Purchased Asset Files be deposited directly with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement.

(c)            From time to time, Seller shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate) Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 8
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)            Except as otherwise described in Article 21(g), title to each Purchased Asset shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its sole discretion, but no such transaction shall relieve Buyer (i) of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 or (ii) of its obligation to apply all amounts as required under Article 5(f); provided, that, the foregoing shall be subject to Article 18 herein, and for the avoidance of doubt, so long as no Event of Default has occurred and is continuing, (i) Buyer shall not assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents or the Purchased Assets to any Mortgagor or Mezzanine Borrower, any Affiliate of any Mortgagor or Mezzanine Borrower, or any Prohibited Transferee.

(b)            Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date, the Purchase Date, the date of any Future Funding Advance Draw and at all times while this Agreement or any Transaction is in effect as follows:

(a)            Organization, Etc. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where failure to do so is not reasonably likely to result in a Material Adverse Effect, (iii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iv) has the limited liability company power to execute, deliver, and perform its obligations under the Transaction Documents.

(b)            Authorization, Acting as Principal, Approvals, Compliance. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions as contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf and (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect.

(c)            Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(d)            Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business, including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item, except, in each case, where failure to do so could not be reasonably likely to result in a Material Adverse Effect.

(e)            Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f)            Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in the Transaction Documents to which it is a party.

(g)            Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in each case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(h)            Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation or arbitration pending or, to Seller’s Knowledge, threatened in writing against Seller or Guarantor or any of its respective assets that (i) is in an amount greater than the Seller Threshold with respect to Seller or the Guarantor Threshold with respect to Guarantor or (ii) if adversely determined is reasonably likely to result in any Material Adverse Effect. Seller is in compliance with all Requirements of Law, except where failure to comply could not be reasonably likely to result in a Material Adverse Effect. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that is reasonably likely to result in a Material Adverse Effect or could reasonably be expected to constitute a Default or an Event of Default or that would adversely affect the legality, validity or enforceability of any Transaction Document.

(i)             Judgments. Except as disclosed in writing to Buyer, there are no judgments against Seller in an amount greater than the Seller Threshold, or against Guarantor in the aggregate in an amount greater than the Guarantor Threshold that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.

(j)             No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k)            No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(l)             No Default. No Event of Default or Default has occurred and is continuing under or with respect to the Transaction Documents.

(m)           No Material Adverse Effect. As of each Purchase Date, except as disclosed in writing to Buyer, Seller has no Knowledge of any actual development, event or other fact that has not been disclosed in writing by Seller and would reasonably be expected to result in a Material Adverse Effect.

(n)            Authorized Representatives. The duly authorized representatives of Seller are listed on and true signatures of such authorized representatives are set forth on Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Buyer.

(o)            Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Buyer in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(p)            Representations and Warranties Regarding the Purchased Assets. As of the applicable Purchase Date, each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit IX are true, complete and correct in all material respects, except as disclosed in writing by Seller for any Purchased Asset and reflected in a Requested Exceptions Report approved by Buyer in accordance with this Agreement and except for a breach of a representation and warranty that has arisen in connection with or as a result of such Purchased Asset becoming or continuing to be a Purchased Asset for which a Purchased Asset Event of Default has occurred and is continuing after the related Purchase Date.

(q)            Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets and other Purchased Items by Buyer from Seller, (i) such Purchased Assets and other Purchased Items are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), (ii) such Purchased Assets and other Purchased Items are not subject to any right of set-off, any prior sale, transfer, assignment or participation (other than a transfer or chain of transfers from Affiliates of Seller to Seller on or prior to the Purchase Date), or any agreement by Seller to assign, convey, transfer or participate such Purchased Assets and other Purchased Items, in each case, in whole or in part, (iii) Seller is the sole record and beneficial owner of and has good and marketable title to such Purchased Assets and other Purchased Items and (iv)  Seller has the right to sell and transfer such Purchased Assets and other Purchased Items to Buyer. Upon the purchase of any Purchased Assets and other Purchased Items by Buyer from Seller, Buyer shall be the sole owner of such Purchased Assets and other Purchased Items free of any adverse claim existing as of the Purchase Date, subject to the terms and conditions of the Purchased Asset Documents and Seller’s rights under this Agreement; provided, however, that to the extent that any Transaction is recharacterized as a secured financing of the Purchased Assets, Buyer will have a valid and perfected security interest in and to the Purchased Assets and Purchased Items as and to the extent provided in Article 9(v).

(r)             No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(s)            Security Interest in Collateral. Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Collection Account and all funds credited thereto, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity. In the event any related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral, and:

(i)            with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian endorsed in blank in accordance with the Custodial Agreement or by a bailee pursuant to a Bailee Agreement, Buyer shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument”; and

(ii)           upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Buyer shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements.

(t)             Delivery of Purchased Asset File. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other document required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset has been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(u)            Covered Fund. Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(v)            Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(w)           Taxes. Seller (if applicable) and Guarantor have filed or caused to be filed all federal, state, and local and other material tax returns or reports thereto that would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and have paid all Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income and assets otherwise due and payable on or before the date hereof (whether or not shown on such returns) except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP. No Tax liens have been filed against any of Seller’s or Guarantor’s assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, and no material claims are being asserted with respect to any such Taxes.

(x)            ERISA. Seller does not have any Plans and neither it nor any ERISA Affiliate makes any contributions to any Plans or any Multiemployer Plans.

(y)            Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of Seller. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for each transfer and sale of the Purchased Assets subject hereto to Buyer. No Act of Insolvency has occurred with respect to Seller. Seller has only entered into agreements with Affiliates on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(z)             Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof shall violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(aa)          Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified; provided that, with respect to financial projections, forecasts, budgets and other forward looking information, Seller represents only that such information was prepared in good faith based on assumptions believed by Seller to be reasonable at the time made and at the time such materials were so furnished.

(bb)         Financial Information; Business Condition. All financial data concerning the Seller Parties and, to Seller’s Knowledge, the Purchased Assets and other Purchased Items that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects on the date of the delivery thereof to Buyer. All financial data concerning each Seller Party has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the business condition (financial or otherwise) or the results of operations (or prospects) of any Seller Party or, to Seller’s Knowledge, in the results of operations of any Seller Party, or the Purchased Assets, which change could result in a Material Adverse Effect.

(cc)          Selection Process. The Purchased Assets under this Agreement were not selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Buyer.

(dd)          No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(ee)          Anti-Money Laundering and Economic Sanctions.  Seller represents, warrants and covenants that it has complied, and will comply, in all material respects, and to the extent applicable, with the Patriot Act, AC Laws, and AML Laws by (1) establishing an adequate anti-money-laundering compliance program as required by the AML Laws, (2) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the AML Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to acquire the mortgage loans in question, and (3) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the AML Laws. Seller further represents, warrants and covenants that each Seller Party and any Person that has a direct or indirect economic interest in Seller of greater than ten (10%) percent, and their directors, officers, or employees, in each case, has not, and at all times throughout the term of this Agreement, including after giving effect to any transfers of interests permitted pursuant to the Transaction Documents, shall not:

(i)            be (or have been) a Sanctioned Person or organized, located or resident in a Sanctioned Jurisdiction;

(ii)           fail to operate (or have operated) under policies, procedures and practices (including, without limitation, recordkeeping and reporting), if any, that are in compliance with (and ensure compliance with) the Patriot Act, AC Laws, AML Laws and Sanctions;

(iii)          directly or indirectly use (or have used) any part of the proceeds related to any Transaction (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions);

(iv)          be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or

(v)           be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Seller Party or any Person that has a direct or indirect economic interest in Seller of greater than ten (10%) percent, and their directors, officers, or employees, in each case, or any other party to any Transaction Document, becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and/or AML Laws and/or predicate crimes to AC Laws, the Patriot Act, AML Laws and Sanctions. Seller hereby represents and covenants that none of the execution, delivery or performance of the Transaction Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Transaction Documents or their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section.

(ff)            Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(gg)          Notice Address; Jurisdiction of Organization. Seller’s address for notices is as specified on Exhibit I hereto, unless Seller has provided a new address to Buyer in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records is at its notice address, unless Seller has provided a different address to Buyer in writing within thirty (30) days following any change of address.

(hh)          Ownership. Seller is a wholly-owned direct or indirect Subsidiary of the Guarantor.

(ii)            Tax Status. For U.S. federal income tax purposes, Seller is a disregarded entity of a U.S. Person.

(jj)            No Real Property. Seller has not at any time since its formation held title to any real property.

ARTICLE 10
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not, without the prior written consent of Buyer:

(a)            take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets and other Purchased Items;

(b)            transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets and other Purchased Items to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets with any Person other than Buyer;

(c)            other than Permitted Encumbrances, create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of the Purchased Assets and other Purchased Items or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d)            create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause Seller to violate the covenants contained in Article 12;

(e)            subject to Article 27, permit (through the giving of consent or a waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor, in each case, relating to any Purchased Asset, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the related Mortgaged Property and except to the extent that any such Liens or Indebtedness are otherwise created, incurred, assumed or permitted in accordance with the Purchased Asset Documents);

(f)             consent or assent to any Significant Modification relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 27 and the Servicing Agreement or Servicer Letter (as applicable); provided, however, that Seller may consent or assent to any Significant Modification without Buyer’s prior written consent, subject to satisfaction of the Unilateral Significant Modification Conditions;

(g)            permit the organizational documents or organizational structure of Seller to be amended in any material respect; provided, however that the foregoing shall not prohibit any modifications to Seller’s organizational documents which are administrative in nature (other than with respect to the special purpose entity provisions) or solely reflect new direct ownership so long as no Change of Control has occurred;

(h)            engage in, seek or consent to any dissolution, winding up, Division, liquidation, consolidation, merger or sale of all or substantially all of its assets (except in the ordinary course of business from time to time and upon the repurchase of all applicable Purchased Assets of Seller then subject to Transactions under this Agreement), transfer of membership interests or the like;

(i)             suffer a Change of Control that Buyer has not consented to;

(j)             after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided that Seller shall be entitled to distribute to Guarantor any and all Income paid to Seller under Article 5 so long as no Event of Default has occurred and is continuing;

(k)            acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property relating to any Purchased Asset that is senior to or pari passu with the rights and interests of Buyer therein under the Transaction Documents other than (x) in connection with the addition of such other rights or interests as Collateral hereunder, or (y) a pari passu companion note or a pari passu participation interest related to a Senior Interest that is a Purchased Asset which note or interest Seller holds and promptly transfers to an Affiliate or to a securitization transaction;

(l)             use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(m)           make any election or otherwise take any action that would cause Seller to be treated as an entity other than a disregarded entity of a U.S. Person for U.S. federal income tax purposes; or

(n)            subject to the Fee Letter, permit any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) to become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 10% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent unless, in each case, (x) Buyer has completed all “Know Your Customer” and Sanctions and Patriot Act diligence as to such “person” or “group”, as applicable, and (y) Seller certifies to Buyer that (i) Seller Parties have completed their own “Know Your Customer” and Sanctions and Patriot Act diligence as to such “person” or “group”, as applicable and its or their beneficial owners (attaching thereto the results of such diligence) and (ii) Seller has no Knowledge nor any reason to believe that such “person” or “group” or its or their beneficial owners have violated the representations and warranties contained in Article 9(hh) (Anti-Money Laundering and Economic Sanctions).

ARTICLE 11
AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(a)            Seller Notices.

(ii)           Material Adverse Effect. Seller shall promptly (and in any event not later than two (2) Business Days after Knowledge thereof) notify Buyer of any Material Adverse Effect of which Seller has Knowledge; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(iii)           Default or Event of Default. Seller shall notify Buyer of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event.

(iv)           Purchased Asset Defaults. Seller shall promptly, and in any event not later than two (2) Business Days following receipt of notice thereof, deliver to Buyer any notice of the occurrence of any Purchased Asset Event of Default or the occurrence of any default under any Purchased Asset Documents.

(v)            Other Defaults, Litigation and Judgments.

(A)            Seller shall promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof, notify Buyer of (x) any default or event of default (or similar event) on the part of Seller under any Indebtedness or other contractual obligations in excess of the Seller Threshold; and (y) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Seller or any of its respective assets.

(B)             Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of (1) any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other contractual obligations of Guarantor in excess of the Guarantor Threshold; and (2) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Guarantor or any of its assets, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(vi)           Mandatory Early Repurchase Event. Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of any Mandatory Early Repurchase Event that has occurred, which notice to Buyer shall state the details of such Mandatory Early Repurchase Event including the related Purchased Assets for which such Mandatory Early Repurchase Event has occurred and whether such Mandatory Early Repurchase Event is continuing.

(vii)         [Intentionally Omitted].

(viii)        Corporate Change. Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than five (5) Business Days prior to taking any such action. Seller shall provide Buyer at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director.

(ix)           Transfers of Indirect Equity in Seller. Seller shall advise Buyer in writing, promptly after Knowledge thereof, of any transfer of ten percent (10%) or more of the indirect equity ownership of Seller, individually or in the aggregate, and the identity of the transferee(s), together with a post-transfer organizational chart and all “know your customer” information concerning such transferee(s) reasonably requested by Buyer, provided that such information is in Seller’s possession or reasonably obtainable by Seller.

(b)            Reporting.

(i)            Purchased Asset Information. Seller shall provide, or shall cause to be provided, to Buyer (A) no later than the tenth (10th) day of each month, any property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received from the related Mortgagor in accordance with the related Purchased Asset Documents during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls, income statements and STR reports, in each case, if applicable; and (B) promptly upon request, such other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time and to the extent that the same is in Seller’s possession.

(ii)           Monthly Servicing Report. With respect to the Purchased Assets and related Mortgaged Properties, on or prior to the Remittance Date in each calendar month, Seller shall, or shall cause Servicer to, provide to Buyer a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Buyer.

(iii)          Quarterly Purchased Asset Reports. With respect to the Purchased Assets and related Mortgaged Properties, as frequently as provided, but in no event later than within ninety (90) days after the last day of any calendar quarter in any fiscal year, Seller shall provide, or shall cause to be provided, to Buyer an asset management report prepared by Seller or Guarantor (to the extent of information in the possession of Seller or an Affiliate), in form reasonably acceptable to Buyer.

(iv)          Quarterly Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within sixty (60) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of Guarantor for such period (without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) ; provided, however, to the extent that Guarantor’s quarterly financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such sixty (60) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 11(b)(iv) upon delivery of such posting.

(v)           Annual Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within ninety (90) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments) ; provided, however, to the extent that Guarantor’s annual financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such one hundred twenty (120) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 11(b)(v).

(vi)          Covenant Compliance Certificate. Within the timing for or simultaneously with the delivery of financial statements pursuant to Articles 11(b)(iv) and (v) above for each fiscal quarter in any fiscal year and for fiscal year end, Seller shall deliver to Buyer a Covenant Compliance Certificate from Seller addressed to Buyer.

(vii)         Other Information. Seller shall provide, or shall cause to be provided, to Buyer such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor or underlying guarantor with respect to a Purchased Asset as Buyer may reasonably request and to the extent reasonably available to Seller, including without limitation, such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9; provided, however, that in the case of any request related to any Mortgagor or underlying guarantor with respect to a Purchased Asset, such information is in the possession of Seller.

(c)            Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated power covering such rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as Collateral pursuant to the Transaction Documents.

(d)            Defense of Buyer’s Security Interest; Further Assurances. At any time from time to time, at the sole expense of Seller, Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons, (ii) at Buyer’s reasonable request, take all action Buyer reasonably deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings and (iii) at Buyer’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Buyer may deem reasonably necessary or desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request) or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects.

(e)            Preservation of Existence; Compliance with Law. Seller shall, and shall cause Guarantor to, at all times (i) comply with all contractual obligations, (ii) comply with all Requirements of Law, (iii) maintain and preserve its legal existence and (iv) maintain and preserve all of its rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to Seller, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), except, in each case other than clause (iii) above, to the extent that any noncompliance or failure would not be reasonably likely to result in a Material Adverse Effect.

(f)             Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof. Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(g)            Books and Records. Seller shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(h)            Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under and in accordance with the Transaction Documents. Seller shall cause Guarantor to at all times comply with the terms and conditions of the Guaranty, including without limitation, any financial covenants contained therein. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank, and Servicer.

(i)             Taxes and Other Charges. Seller and Guarantor shall timely file all federal, state, and local and other tax returns required to be filed by it and shall timely pay and discharge all Taxes, levies, assessments, liens and other charges imposed on it, on its income or profits, on any of its property or on the Collateral prior to the date on which penalties attach thereto, except for any such Tax, levy, assessment, lien or other charge which is being contested in good faith and by proper proceedings diligently conducted and against which adequate reserves are being maintained in accordance with GAAP.

(j)             ERISA. Seller shall not violate the representations and warranties contained in Article 9(x).

(k)            Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of Guarantor.

(l)             Anti-Money Laundering and Economic Sanctions. Seller shall not violate the representations and warranties contained in Article 9(ee) (Anti-Money Laundering and Economic Sanctions). Seller shall comply with so-called “know your customer” information requests from Buyer from time to time during the term of this facility, within three (3) Business Days of the date of Buyer’s request.

(m)           Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset (and all conditions precedent thereto pursuant to the Purchased Asset Documents have been satisfied), Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Buyer agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with regard to such future advance. Seller shall give prompt written notice to Buyer in the event that Seller defaults on its obligation to fund any required future advance described in the foregoing sentence.

ARTICLE 12
SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect and Seller covenants that:

(a)            Seller shall own no assets, and shall not engage in any business, other than the Purchased Assets, proposed Purchased Assets, and Purchased Assets reacquired by Seller from Buyer, and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(b)            Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to Purchased Assets or securities consisting of Purchased Assets;

(c)            Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d)            Seller shall comply with the provisions of its organizational documents;

(e)            Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)             Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided that appropriate notation shall be made on such financial statements to indicate that Seller’s assets are pledged as collateral for a security agreement) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(g)            Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for U.S. federal and state income tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h)            Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall in no way be construed as requiring the contribution of capital to Seller by any direct or indirect holders of interests in Seller;

(i)             Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j)             Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k)            Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l)             Seller shall not, without the prior written consent of its Independent Member, take any action that will result in an Act of Insolvency;

(m)           Seller shall, at all times, have at least one (1) Independent Member;

(n)            Seller’s organizational documents shall provide (i) that Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (ii) that any Independent Member of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)            Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)            Seller shall maintain a sufficient number of employees in light of contemplated business operations; provided, however, that Seller shall not be required to maintain any employees;

(q)            Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r)             Seller shall not pledge its assets to secure the obligations of any other Person (other than under the Transaction Documents);

(s)             Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t)             Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed the Seller Threshold at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred.

ARTICLE 13
EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a)             Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)            Failure to Repurchase or Repay. Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date or shall fail to repay the Purchase Price with respect to any Purchased Asset when and as required pursuant to the Transaction Documents.

(ii)           Failure to Pay Purchase Price Differential. Seller shall fail to pay any accrued and unpaid Purchase Price Differential when due; provided, that if the amount of Purchase Price Differential that Seller pays on any given Remittance Date is equal to the Purchase Price Differential of which Buyer gave notice, no Default or Event of Default shall result in the event the amount which Buyer requested Seller to pay is less than the amount due on such Remittance Date so long as Seller pays the difference within two (2) Business Days after written notice from Buyer.

(iii)          Failure to Pay Mandatory Purchase Price Reduction. Seller shall fail to pay any mandatory Purchase Price reduction in accordance with Article 4 when due.

(iv)          Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(g).

(v)            Failure to Pay Fees. Seller shall fail to pay any fee payable to Buyer hereunder or pursuant to the Fee Letter as and when due and the same is not cured within three (3) Business Days after receipt of written demand therefor from Buyer.

(vi)          Other Failure to Pay. Seller shall fail to make any payment not otherwise enumerated that is owing to Buyer under the Transaction Documents that has become due, whether by acceleration or otherwise, and, if no notice and/or grace period is expressly provided for such payment in this Agreement, the same is not cured within two (2) Business Days after receipt of written demand thereto from Buyer.

(vii)         Act of Insolvency. An Act of Insolvency occurs with respect to Seller or Guarantor.

(viii)        Admission of Inability to Pay. Seller or Guarantor shall admit in writing or in any public forum (including, without limitation, in an earnings call or public investors meeting) to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)           Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated (other than by Buyer without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Person (other than Buyer) shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Person (other than Buyer) shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x)            Cross-Default. Seller or Guarantor shall be in default under any of its Indebtedness which default (1) relates to any indebtedness of Seller or Guarantor to Buyer or any Affiliate or Buyer, (2) involves the failure to pay a due and payable obligation in excess of the Seller Threshold, with respect to Seller, or the Guarantor Threshold, with respect to Guarantor, or (3) results in the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least the Seller Threshold, with respect to Seller, or the Guarantor Threshold, with respect to Guarantor; provided, however, that any such default or failure to pay shall not constitute a Default or an Event of Default hereunder if Seller or Guarantor, as applicable, cures such default or failure to pay.

(xi)            Judgment. A final non appealable judgment by any competent court in the United States of America for the payment of money shall have been (A) rendered against Seller in an amount greater than the Seller Threshold or (B) rendered against Guarantor in an amount greater than the Guarantor Threshold, and in each case, such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Buyer in the amount of such judgment within thirty (30) days after the entry thereof.

(xii)         ERISA. Seller shall violate the representations and warranties contained in Article 9(aa) (ERISA).

(xiii)        Ownership; Security Interest. The Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets or if a Transaction is recharacterized as a secured financing, a secured party with respect to the related Purchased Assets free of any adverse claim, liens and rights of others (other than as granted herein), and, in either case, such condition is not cured by Seller within one (1) Business Day after the earlier of receipt of notice thereof from Buyer or Seller obtaining Knowledge thereof.

(xiv)        Government or Regulatory Action. Any Governmental Authority or agency, any person, agency or entity acting or purporting to act under Governmental Authority or any regulatory or self-regulatory authority shall have taken any action to (1) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of any Seller Party, (2) displace the management of Seller or Guarantor or curtail its authority in the conduct of its business and such action has not been dismissed or stayed within thirty (30) days or (3) remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor which action results in a Material Adverse Effect.

(xv)         Conveyance of Assets. Any conveyance, transfer or disposal of all or substantially all assets of Guarantor to any Person.

(xvi)        Change of Control. A Change of Control shall occur without the prior written consent of Buyer.

(xvii)       Representations. Any representation, warranty or certification made by any Seller Party or any Servicer that is an Affiliate of any Seller Party to Buyer under this Agreement or any Transaction Document (other than any representation contained in Article 9(s)) shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated in any material respect and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such breach is not cured by Seller within ten (10) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s Knowledge of such incorrect or untrue representation.

(xviii)      Guarantor Breach. The breach by Guarantor of the financial covenants made by it in the Guaranty.

(xix)         Merger; Consolidation. (A) A merger or consolidation or Division of Seller shall occur or (B) a merger or consolidation of Guarantor shall occur and Guarantor is not the surviving entity.

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(xx)          Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants or obligations under this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after the earlier of (a) delivery of notice thereof to Seller by Buyer, or (b) Knowledge by Seller of such breach or failure to perform; provided, however, in the case of any such failure which is susceptible to cure but cannot be cured within such ten (10) Business Days through the exercise of reasonable diligence, if Seller commences such cure within the initial ten (10) Business Day period and diligently prosecutes the same to completion, such period of ten (10) Business Days shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed an additional twenty (20) Business Days in total.

(b)            Remedies. Seller shall appoint Buyer as attorney-in-fact of Seller in accordance with Exhibit V hereto for the purpose of taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A)            Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, with notice to Seller (except such termination shall be deemed to have occurred, even if notice is not given, upon the occurrence of an Act of Insolvency);

(B)            to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to, but excluding, the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Account Bank or Seller pursuant to this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(ii)(D));

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(C)            the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)            Buyer may in accordance with Requirements of Law (1) immediately after the Accelerated Repurchase Date, sell any and all of the Purchased Assets in its sole discretion, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the fair market value of such Purchased Assets, as determined by Buyer in its sole discretion, against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to sub-clause (1) above shall be applied, (w) first, to the out-of-pocket costs and expenses incurred by Buyer in connection with Seller’s default; (x) second, to the Repurchase Price for all Purchased Assets; (y) third, to any other outstanding obligation of any Seller to Buyer or its Affiliates pursuant to the Transaction Documents; and (z) fourth, to return any excess to Seller.

(iii)          The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Buyer may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(iv)          Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all actual losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default.

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(v)           Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vi)          Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii)         Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)            Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Buyer and its Affiliates a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

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ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 14
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 6 hereof) constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15
RECORDING OF COMMUNICATIONS

BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. BUYER AND SELLER HEREBY CONSENT TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

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ARTICLE 16
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by electronic mail provided that such electronic mail notice must also be either (i) acknowledged as received via an electronic mail response or (ii) delivered by one of the means set forth in (a), (b) or (c) above, to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of an acknowledgement of receipt via electronic mail. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18
NON-ASSIGNABILITY

(a)            No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void.

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(b)            Buyer may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Qualified Transferee and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, that, so long as no Event of Default has occurred and is continuing, (i) Buyer shall not assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents to any Mortgagor or Mezzanine Borrower, any Affiliate of any Mortgagor or Mezzanine Borrower, or any Prohibited Transferee, (ii) so long as the initial Buyer owns a fifty one percent (51%) or greater economic interest in the Transactions, Citibank, N.A. or an Affiliate thereof shall act as exclusive agent for all assignees or participants with respect to any such assignment or participation in any dealings with Seller with regard to this Agreement and the Transactions and Seller shall not be obligated or required to deal directly with any Person other than Citibank, N.A. or such Affiliate, and (iii) Seller’s obligations hereunder are not increased and its rights hereunder are not impaired without Seller’s written consent. In connection with any sale, assignment or transfer by Buyer hereunder, other than a sale, assignment, transfer or participation following which Citibank, N.A. or an Affiliate owns less than fifty one percent (51%) of the rights and obligations under the Transaction Documents, provided that no Event of Default has occurred and is continuing, Citibank, N.A. or an Affiliate thereof shall continue to control material decision-making rights with respect to the Purchased Assets. Seller agrees to cooperate, at no cost or expense to Seller, with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c)            From and after the effective date specified in each assignment and assumption pursuant to this Article 18, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Buyer under this Agreement, and the assigning Buyer thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Article 25 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(d)            Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(e)            Seller shall maintain a record of ownership (the “Register”) identifying the name and address of each assignee hereunder and the amount of each such assignee’s interest in the Purchased Assets, which Register is intended to be maintained in accordance with Section 5f.103-1(c) of the Treasury Regulations. Transfers made pursuant to Article 18(b) shall be recorded upon such Register. Such Register shall be available for inspection by Buyer at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Seller and Buyer shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

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(f)            If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, Buyer, acting for this purposes as a non-fiduciary agent of Seller, shall maintain a record of ownership (the “Participant Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Purchased Assets, provided that Buyer and any such other participant shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information related to a participant’s interest in any Transaction Document) to any Person except (i) that portion of the Participant Register relating to any Participant with respect to which an additional amount is requested from Seller pursuant to this Agreement shall be made available to Seller and (ii) otherwise to the extent that such disclosure is necessary to establish that such obligation is in registered form under U.S. Treasury Regulations Section 5f.103-1(c); provided, however, the identity of any Participant shall be disclosed to Seller upon request. The entries in the Participant Register shall be conclusive absent manifest error and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Seller agrees that each participant shall be entitled to the benefits of Articles 3(i) and 5(j) (subject to the requirements and limitations therein, including the requirements under Article 5(j)(v) (it being understood that the documentation required under Article 5(j)(v) shall be delivered to Buyer selling such participation)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to this Article 18.

ARTICLE 19
GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

ARTICLE 21
INTENT

(a)            The parties intend and acknowledge that (i) each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), (ii) a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (iii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code, (iv) each party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract” and a “master netting agreement” and (v) all payments hereunder are deemed “margin payments”, “settlement payments” or transfers in connection with a securities contract as defined in the Bankruptcy Code.

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(b)            The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555 and 561 of the Bankruptcy Code.

(c)            The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)            The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)            The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and a “securities contract” with the meaning of Section 555 and Section 559 of the Bankruptcy Code.

(f)            The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)            Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, it is the intention of the parties that, for U.S. federal, state and local income and franchise tax purposes and for GAAP accounting purposes, each Transaction constitute a financing to Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) that is secured by the Purchased Assets, and that Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) is and will continue to be (except to the extent that Buyer shall have exercised its foreclosure remedies following a continuing Event of Default) the owner of the Purchased Assets for such purposes. Unless pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code or prohibited by applicable law, Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) agrees to treat the Transactions as described in the preceding sentence for all U.S. federal, state, and local income and franchise tax purposes and for accounting purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local taxing authority), and agrees to take no action inconsistent with this treatment.

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ARTICLE 22
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)            in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)            in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)            in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23
CONSENT TO JURISDICTION; WAIVERS

(a)            Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)            To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)            The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

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(d)            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)            EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.

ARTICLE 24
NO RELIANCE

Seller hereby acknowledges, represents and warrants to Buyer that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)            it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Buyer, other than the representations expressly set forth in the Transaction Documents;

(b)            it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Buyer;

(c)            it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)            it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)            no joint venture exists between Buyer and any Seller Party; and

(f)            Buyer is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Buyer has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

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ARTICLE 25
INDEMNITY AND EXPENSES

(a)            Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of their respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, reasonable, out-of-pocket costs and expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Event of Default or any Transaction or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall save, indemnify and hold Buyer harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller or such Affiliate. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under any Transaction Document or Transaction, including without limitation the reasonable and documented fees and disbursements of its outside counsel. Seller hereby acknowledges that the obligations of Seller hereunder are recourse obligations of Seller. This Article 25(a) shall have no application with respect to Taxes other than any Taxes that represent, losses, claims, damages, etc. arising from any non-Tax claim.

(b)            Seller agrees to pay or reimburse on demand all of Buyer’s costs and expenses, including, without limitation, the fees and expenses of accountants, attorneys and advisors, incurred in connection with

(i)            the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated,

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(ii)           the consummation and administration of any Transaction,

(iii)          any enforcement of any of the provisions of the Transaction Documents, any preservation of Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise,

(iv)          the maintenance of the Collection Account and the Servicer Account and registering the Collateral in the name of Buyer or its nominee,

(v)           any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date,

(vi)          any failure by Seller to sell any Eligible Asset to Buyer on the Purchase Date thereof,

(vii)         any actions taken to perfect or continue any lien created under any Transaction Document,

(viii)        Buyer owning any Purchased Asset or other Purchased Item and/or

(ix)          any due diligence performed by Buyer in accordance with Article 26.

All such expenses shall be recourse obligations of Seller to Buyer under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)            This Article 25 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

ARTICLE 26
DUE DILIGENCE

(a)            Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior written notice from Buyer (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

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(b)            Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Article 26(a).

(c)            Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer reasonably needs to discuss with such Person.

(d)            Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)            Seller hereby acknowledges and agrees that Buyer shall have the right to commission and order an Appraisal of any Mortgaged Property at any time and from time to time; provided, however, that prior to the occurrence and continuance of either a Purchased Asset Event of Default with respect to a Purchased Asset or an Event of Default, Seller shall not be responsible for the costs and expenses incurred by Buyer in obtaining more than one Appraisal of any Mortgaged Property related to any Purchased Asset subject to a Transaction hereunder in any twelve (12) month period (provided that the foregoing will not limit the ability of Buyer to obtain Appraisals at its own cost and expense). With respect to any Purchased Asset as to which a Purchased Asset Event of Default occurs after the Closing Date, at Seller’s expense, Buyer shall have the right to commission and order an Appraisal of the related Mortgaged Property and in each case to the extent requested by Buyer, Buyer shall have the right to receive updated versions of the third party reports referenced on the Due Diligence Checklist. Seller shall cooperate with Buyer in connection with the commission or order of any Appraisal by Buyer, and Seller shall use commercially reasonable efforts to cause the applicable Mortgagor to cooperate with Buyer in obtaining any such Appraisal, including, without limitation, by providing Buyer with access to the Mortgaged Property.

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(f)            Seller agrees to reimburse Buyer on demand for actual out of pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Buyer in connection with its due diligence activities pursuant to this Article 26.

ARTICLE 27
SERVICING

(a)            The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is the sole owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 27 and for the benefit of Buyer. Notwithstanding the foregoing, Seller shall not take (and shall not permit any Servicer to effect) any Significant Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer in its sole discretion.

(b)            The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Buyer’s option, upon the earlier of (i) Buyer’s termination of Servicer in accordance with Article 27(c) or (ii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Buyer in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the affected Purchased Assets to another Servicer approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, as expeditiously as possible.

(c)            Buyer may, in its sole and absolute discretion, terminate Servicer or any sub-servicer with respect to any Purchased Asset (i) at any time that a default by the Servicer under the Servicing Agreement or the Servicer Letter exists after the expiration of any applicable grace, notice and/or cure period set forth therein or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) and (ii), without payment of any penalty or termination fee by Buyer.

(d)            Seller shall not, and shall not permit Servicer to, employ any sub-servicers to service the Purchased Assets without the prior written approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all of its right, title and interest in the sub-servicing agreement with such sub-servicer to Buyer. For the avoidance of doubt, Quantum Servicing Corporation is an approved sub-servicer.

(e)            Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. With respect to any Servicing Agreement as to which Buyer is not a party, Seller shall cause Servicer (at the request of Buyer) and any sub-servicers engaged by Seller to execute a letter agreement with Buyer in a form acceptable to Buyer (a “Servicer Letter”) acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Assets to the Collection Account in accordance with Article 5(e) or as otherwise directed by Buyer in accordance with the Servicer Letter.

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(f)            Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g)            The payment of servicing fees under the Servicing Agreement shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents.

ARTICLE 28
MISCELLANEOUS

(a)            All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)            The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c)            The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)            Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)            This Agreement together with the other Transaction Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)            The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

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(g)            Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)            Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole and absolute discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive absent manifest error.

(i)             Buyer hereby acknowledges and agrees that except to the extent of the Guaranteed Obligations (as defined in the Guaranty) of the Guarantor pursuant to the Guaranty, and subject to the terms, conditions and limitations set forth therein, (a) all obligations of Seller under the Agreement and the other Transaction Documents are recourse obligations solely of Seller, and (b) none of the obligations of Seller under this Agreement and the other Transaction Documents are recourse to Guarantor or any of its Affiliates, subsidiaries, members, partners, officers, directors or personnel.

(j)             All information regarding the terms set forth in any of the Transaction Documents or the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except:

(a)            to the Affiliates of such party or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential,

(b)            to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order),

(c)            to the extent required to be included in the financial statements of either Seller or Buyer or their respective Affiliates,

(d)            to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents,

(e)            to the extent required to consummate and administer a Transaction, and

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(f)            to any actual or prospective assignee or holder of a participation interest or other Person which agrees to comply with this Article 28(j);

provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.  In furtherance of the foregoing, Buyer agrees to keep confidential all non-public information delivered by or on behalf of Seller or Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j). Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of Buyer or Seller or any of their respective Representatives in violation of this Article 28(j); (ii) is or becomes available to Buyer or Seller or any of their respective Representatives on a non-confidential basis from a source other than Buyer or Seller, as applicable, not known to Buyer or Seller or any of their respective Representatives, as applicable, to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Buyer or Seller or any of their respective Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Buyer or Seller or any of their respective Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Buyer or Seller, as applicable.

ARTICLE 29
CONVERSION

(a)            Notwithstanding anything in this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, Seller shall be permitted to consummate a Foreclosure Event with respect to any Purchased Asset and convert the related Mortgage Loan to a loan secured by a Mortgage or Mortgages on the related Mortgaged Property or Mortgaged Properties for the benefit of Buyer (a “REO Conversion”). Any such REO Conversion shall be required to occur upon and simultaneous with the Foreclosure Event.

(b)            With respect to any Purchased Asset that is the subject of a REO Conversion, the related Repurchase Date shall be the date which is the earlier of (x) three hundred sixty (360) days after the Business Day on which the REO Conversion is effective minus the number of calendar days (if any) that such Purchased Asset was the subject of a Mandatory Early Repurchase Event immediately prior to the consummation of the REO Conversion (or if such date is not a Business Day, then the next succeeding Business Day) (i.e. if such Purchased Asset was not subject to a Mandatory Early Repurchase Event prior to the Business Day on which the REO Conversion is effective, then the Repurchase Date will be three hundred sixty (360) days after the Business Day on which the REO Conversion is effective), or (y) September 9, 2028.

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(c)            An REO Conversion shall not be permitted to occur unless the ownership and structure of the Mortgagor and the documentation for and any third party reports with respect to the Purchased Asset in effect after the effective date of the REO Conversion are in form and substance acceptable to Buyer in its sole discretion exercised in good faith. Such ownership, structure and documentation shall include, without limitation, the following components:

(i)            the Mortgaged Property will be owned by a special purpose entity (“REO Owner”) that is wholly owned by Seller and that is otherwise consistent with the Change of Control definition, as evidenced by delivery of an organizational chart for the REO Owner showing all direct or indirect equityholders of the REO Owner that either Control the REO Owner or hold 10% or more of the entity interest in the REO Owner, directly or indirectly;

(ii)           the ownership interest in the REO Owner is pledged to Buyer pursuant to an equity pledge agreement;

(iii)          the Purchased Asset Documents for the Purchased Asset after the REO Conversion is effective shall be based upon the Purchased Asset Documents for the Purchased Asset immediately prior to the REO Conversion (which shall include, without limitation, guaranties to be delivered by a creditworthy guarantor approved by Buyer in its sole discretion exercised in good faith (the “REO Guarantor”)) with such changes thereto as are acceptable to Buyer in its sole discretion exercised in good faith (it being understood and agreed that the outstanding principal balance of the Mortgage Loan after the REO Conversion will match the unpaid principal balance of the Mortgage Loan at the time of the Foreclosure Event);

(iv)          the Mortgage securing the Mortgaged Property has been recorded and is insured by an ALTA lender’s title insurance policy, or its equivalent as adopted in the applicable jurisdiction, insuring Seller together with its successors and assigns, subject only to the title exceptions that were included in the lender’s title insurance policy that was delivered in connection with the origination of each Purchased Asset (and any other exceptions that are acceptable to Buyer in its sole discretion exercised in good faith);

(v)           Buyer shall have received an executed certificate from the secretary or assistant secretary of each of the REO Owner and the REO Guarantor, together with all applicable attachments, certifying that attached thereto are (i) true, correct and complete certificate or articles of formation or organization (or other charter document), including all amendments thereto, of REO Owner and REO Guarantor, certified as of a recent date by the Secretary of State of the state of its organization or formation; (ii) true, correct and complete limited liability company agreement, and including all amendments thereto, of REO Owner and REO Guarantor, (iii) the names of the officers authorized to sign the Purchased Asset Documents and their true signatures; (iv) true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body);

(vi)          Buyer shall have received a copy of the related foreclosure deed, deed in lieu of foreclosure or assignment in lieu of foreclosure, as the case may be;

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(vii)         in each case to the extent requested by Buyer, Buyer shall have received updated versions of the third party reports referenced on the Due Diligence Checklist;

(viii)        Buyer shall have received legal opinions from counsel to REO Owner and REO Guarantor in substance similar to the legal opinions delivered in connection with the closing of the Purchased Asset;

(ix)           Buyer shall have received evidence reasonably satisfactory to Buyer that all insurance coverage required to be in place pursuant to the related Purchased Asset Documents with respect to the Mortgaged Property are in effect as of the date of the REO Conversion;

(x)            Buyer shall have received an amended and restated Confirmation executed by Seller reflecting the REO Conversion of the Purchased Asset and including representations and warranties from Article 9 of the Repurchase Agreement applicable to the REO Owner; and

(xi)           Buyer shall have received such other and further documents and documentation as Buyer in its sole discretion exercised in good faith shall require.

(d)            Concurrently with the REO Conversion, (i) all reserve or other amounts held by the REO Owner or pursuant to the Purchased Asset Documents shall be directed to an account under Buyer’s control or held with Servicer and (ii) Seller shall pay to Buyer all of Buyer’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees of outside counsel) incurred in connection therewith.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

SELLER:

FS CREIT FINANCE CB-1 LLC

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

[Signature Page to Master Repurchase Agreement]

BUYER:

CITIBANK, N.A.

By:	/s/ Lindsay DeChiaro
Name: Lindsay DeChairo
Title: Authorized Signatory

[Signature Page to Master Repurchase Agreement]

SCHEDULE I

ELIGIBLE ASSETS

	Loan	UPB	Name	Type
1.	One West End - Retail & Parking	$36,000,000.00	Whole Loan	Whole Loan
2.	Hilton Garden Inn - Davis	$25,400,000.00	Whole Loan	Whole Loan
3.	Detroit Industrial Portfolio	$20,000,000.00	a-1	Senior Interest
4.	211 7th St	$29,000,000.00	A, FF-1	Senior Interest
5.	Suncrest Townhomes	$17,841,000.00	A	Whole Loan
6.	999 Hiawatha	$19,213,136.52	A	Senior Interest
7.	Sage Canyon Apartments	$59,479,903.48	A-2	Senior Interest
8.	NYC Multifamily Portfolio	$26,660,698.07	A-2	Senior Interest
9.	NYC Midtown West Portfolio	$24,343,571.61	A-2	Senior Interest
10.	Courtyard Hudson Yards	$50,123,514.17	A-1-1-2	Senior Interest
11.	3500 The Vine	$43,457,086.23	A-2	Senior Interest
12.	Paramount at Kingwood	$35,140,359.42	A-2, FF-2	Senior Interest
13.	Watermark Apartments	$30,742,422.02	A-2	Senior Interest
14.	Nob Hill Apartments	$25,032,290.81	A-1-2	Senior Interest
15.	Huron Building	$22,438,626.51	A-2	Senior Interest
16.	Buckhead Centre	$22,375,136.73	A-2	Senior Interest
17.	Marram Montauk	$20,684,303.51	A-2	Senior Interest
18.	AKA Brickell	$17,790,292.52	A-1-1, A-1-2	Senior Interest
19.	1791 Mt Zion	$30,211,913.62	A-1, A-2, FF-2	Senior Interest
20.	La Mirada	$10,448,246.29	A-1-2	Senior Interest
21.	Washington Pointe and Landings	$11,003,104.17	A-2	Senior Interest
22.	Encore 202 & 59 Roosevelt	$81,375,000.00	A	Whole Loan
23.	San Xavier Casitas	$21,000,000.00	A-1-1	Senior Interest
24.	Array Apartments	$53,766,746.69	A	Whole Loan
25.	Washington Pointe and Landings	$32,000,000.00	A-1-2	Senior Interest
26.	Sage Canyon Apartments	$29,520,096.52	A-1	Senior Interest
27.	Bronx MF Portfolio - Senior	$72,080,000.00	Note A-2	Senior Interest
28.	Southwind Office Park	$25,221,406.47	A-1, FF-2, FF-3	Senior Interest
29.	NYC Midtown West Portfolio	$15,659,860.64	A-1-1	Senior Interest
30.	NYC Midtown West Portfolio	$1,665,039.17	FF-2	Senior Interest
31.	NYC Multifamily Portfolio	$17,289,900.94	A-1-1, FF-2	Senior Interest

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS

Buyer:	Citibank, N.A.
390 Greenwich Street
New York, New York 10013
	Attn:	Lindsay Dechiaro/Chris Cho
	Email:	lindsay.dechiaro@citi.com/chris.cho@citi.com

with copies to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
	Attn:	Brian Krisberg, Esq.
	Email:	bkrisberg@sidley.com

Seller:	FS CREIT Finance CB-1 LLC
c/o FS CREIT Finance Holdings LLC
201 Rouse Boulevard
Philadelphia, PA 19112
	Attn:	Jason Young
	Email:	Jason.Young@fsinvestments.com

with copies to:

Dechert LLP
300 South Tryon Street, Suite 800
Charlotte, NC 28202
	Attn:	Stewart McQueen, Esq.
	Email:	stewart.mcqueen@dechert.com

Ex. I-1

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[DATE]

To:	[_________________________]

Re:	Master Repurchase Agreement, dated as of February 14, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) by and among FS CREIT Finance CB-1 LLC and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

In accordance with Article 3(a) of the Repurchase Agreement, Buyer is pleased to deliver this written CONFIRMATION of its agreement to enter into a Transaction with you pursuant to which Buyer will purchase from you the Eligible Asset identified below on the terms set forth herein and in accordance with the Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Purchase Date:	__________, 20__
Eligible Asset(s):	As identified on attached Schedule 1
Governing Agreements:	As identified on attached Schedule 3
Aggregate Principal Amount of Eligible Asset(s):	As identified on attached Schedule 1
Repurchase Date:	__________, 20__
Purchase Price:	See Schedule I
Benchmark:	Term SOFR
Pricing Rate:	Benchmark plus Applicable Spread set forth on Schedule I1
Purchase Price Percentage:	See Schedule I
Portfolio Purchase Price Debt Yield:	[_______]% As-Is [_______]% Pro Forma Stabilized
Amount of Seller’s Future Funding Obligations:	See Schedule I
Amount of Buyer’s Future Funding Advance Obligations:	See Schedule I

1 With respect to any Purchased Asset as to which a Purchased Asset Event of Default has occurred and is continuing or that is the subject of an REO Conversion, the Applicable Spread shall equal two hundred basis points (2.00%).

Ex. II-1

[FOR FUTURE FUNDING ADVANCE DRAW, IF APPLICABLE][In addition to the satisfaction of all terms and conditions set forth in the Repurchase Agreement, the pending Transaction shall be subject to the following conditions precedent:]

[FUTURE FUNDING ADVANCE DRAW CONDITIONS PRECEDENT TO BE ADDED]

Seller’s Wiring Instructions:
Bank Name:	[________]
ABA Number:	[________]
Account Number:	[________]
Reference:	[________]

You hereby certify that the representations and warranties in Article 9 of the Repurchase Agreement (subject to any exceptions set forth in the Requested Exceptions Report attached hereto) are true and correct with respect to the Purchased Asset subject to this Confirmation on and as of the Purchase Date for this Transaction in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Please evidence your agreement to proceed with the proposed Transaction by promptly returning to Buyer a countersigned counterpart of this Confirmation.

CITIBANK, N.A.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

FS CREIT FINANCE CB-1 LLC

By:
Name:
Title:

Ex. II-2

Schedule 1 to Confirmation Statement

ASSET INFORMATION

Borrower	Loan Number	Current Principal Balance of Purchased Asset	Maximum Principal Amount of Purchased Asset	Applicable Spread	Purchase Price	Purchase Price Percentage	Purchase Price LTV	Initial Maturity Date	Maturity Date	Amount of Seller’s Future Funding Obligation	Amount of Buyer’s Future Funding Obligation

Ex. II-3

Schedule 2 to Confirmation Statement

REQUESTED EXCEPTIONS REPORT

INSTRUCTIONS: LIST ANY AND ALL EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES AND ANY OTHER ELIGIBILITY CRITERIA CONTAINED IN THE REPURCHASE AGREEMENT THAT ARE APPLICABLE TO THE PURCHASED ASSET(S).

Ex. II-4

Schedule 3 to Confirmation Statement

GOVERNING AGREEMENTS

Ex. II-5

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Specimen Signature

Ex. III-1

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that FS CREIT Finance CB-1 LLC, a Delaware limited liability company (“Seller”), does hereby appoint Citibank, N.A. (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead, in any way that Seller could do with respect to (i)  the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, and any transfer documents related thereto, (ii)  the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) upon the occurrence and during the continuance of an Event of Default, the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement, dated as of February 14, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between Seller and Buyer, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT AND ACTED AT THE DIRECTION OF BUYER.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGE FOLLOWS]

Ex. IV-1

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this ___ day of ______, 20__.

FS CREIT FINANCE CB-1 LLC

By:
Name:
Title:

STATE OF ______________	)
COUNTY OF ____________	)

On ________, 20__, before me, _____________________, a Notary Public, personally appeared ___________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

(Seal)

Ex. IV-2

EXHIBIT V

FORM OF COVENANT COMPLIANCE CERTIFICATE

[DATE]

Citibank, N.A.
390 Greenwich Street

New York, New York 10013

Re:	Master Repurchase Agreement, dated as of February 14, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Citibank, N.A. (“Buyer”) and FS CREIT Finance CB-1 LLC (“Seller”)

Ladies and Gentlemen:

This Compliance Certificate is furnished pursuant to that Master Repurchase Agreement and the Guaranty dated as of February 14, 2025 (the “Guaranty”) made by FS Credit Real Estate Income Trust Inc., a Maryland corporation (“Guarantor”), in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(i)	I am a duly elected, qualified and authorized [Chief Financial Officer] of Guarantor.

(ii)	All of the financial statements, calculations and other information set forth in this Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

(iii)	I have reviewed the terms of the Master Repurchase Agreement, the Guaranty and the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Seller Parties during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

(iv)	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(b)(iv) or 11(b)(v) of the Master Repurchase Agreement, each Seller Party has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Master Repurchase Agreement, the Guaranty and the other Transaction Documents to be observed, performed or satisfied by it in all material respects.

Ex. V-1

(v)	The examinations described in paragraph (iii) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(vi)	Each Seller Party hereby represents and warrants that it has no claim or offset against Buyer under the Transaction Documents, except as set forth below.

(vii)	Attached hereto are the financial statements required to be delivered pursuant to Article 11(b) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present, the financial condition and results of operations of Guarantor as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(b) of the Master Repurchase Agreement.

(viii)	Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Seller Party has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Compliance Certificate, are made and delivered as of the date first above written.

Name:
Title:

Ex. V-2

EXHIBIT VI

DUE DILIGENCE CHECKLIST

General Information

Asset Summary Report, including without limitation, material issues summary (credit and/or underwriting) and market analysis

Site Inspection Report

Maps and Photos

Summary of Qualified Transferee Requirements

Investment Committee Memorandum and Underwriting

Borrower/Sponsor Information

Credit Reports

Financial Statements

Tax Returns (to the extent obtained by Seller or required by the loan documents)

Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Property Information

Historical Operating Statements

Rent Rolls

Budget

Retail Sales Figures (to the extent obtained by Seller or required by the loan documents)

2 All third party reports must be (1) satisfactory to Buyer in accordance with its underwriting policies then in effect and (2) sufficient to cause Buyer to be in compliance with all applicable regulatory requirements.

*For an Eligible Asset that is being originated on the related Purchase Date and for which the Purchased Asset File is being delivered after the related Purchase Date, this document may not be available at the time of delivery of the related Due Diligence Package. Seller shall instead deliver current unexecuted versions of the documents constituting the Purchased Asset File at the time of delivery of the Due Diligence Package. Seller shall provide to Buyer blacklines showing any changes between the documents delivered as part of the Due Diligence Package against final versions of such documents when such blacklines are available, and in any case, prior to Buyer’s purchase of the Eligible Asset from Seller.

Leasing Information

Stacking Plan

Major Leases and Abstracts (to the extent abstracts are prepared or available)

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports2 and Internal Reviews

Appraisals

Engineering Reports

Environmental Reports (Phase I and, if recommended, Phase II)

Insurance Review (including Evidence of Insurance* if not otherwise included in Legal Binder)

Seismic Reports

Title Policy or final Pro Forma or binding “marked commitment”

Survey

Zoning Report

Flood Zone Certificates

For Hotel Assets

Hotel Franchise Compliance Reports

Hotel Franchise Agreement and Abstract

Hotel Franchise Comfort Letters*

Ex. VI-1

Documentation

Purchase and Sale Agreement

Closing Statement

Complete Legal Binder*

Blacklines of Final Loan Documents to Form Loan Documents

Ground Lease and Abstract (to the extent abstracts are prepared or available)

Management Contract and Abstract (to the extent abstracts are prepared or available)

Significant Easements, Declarations of Covenants, Conditions, and Restrictions, Planned Development Declarations, and similar documents of record and Abstracts (to the extent abstracts are prepared or available)

Condominium Declaration, By-laws, and related documents and Abstract (to the extent abstracts are prepared or available)

Ex. VI-2

EXHIBIT VII

INTENTIONALLY OMITTED

Ex. VII-1

EXHIBIT VIII

MANDATORY PURCHASE PRICE REDUCTION NOTICE

[DATE]

Via Electronic Transmission

To:          [_________________________]

Re:	Master Repurchase Agreement, dated as of February 14, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between FS CREIT Finance CB-1 LLC (“Seller”) and Citibank, N.A. (“Buyer”).

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Repurchase Agreement, Buyer hereby notifies Seller that the Maximum Defaulted Asset Percentage Test is not satisfied, as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

(a) Amount needed to satisfy the Maximum Defaulted Asset Percentage Test:	$__________

WHEN THE MAXIMUM DEFAULTED ASSET PERCENTAGE TEST IS NOT SATISFIED, SELLER IS REQUIRED TO MAKE A PAYMENT TO SATISFY SUCH MAXIMUM DEFAULTED ASSET PERCENTAGE TEST AS SET FORTH ABOVE IN ACCORDANCE WITH THE REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4 THEREOF.

CITIBANK, N.A.

By:
Name:
Title:

Ex. VIII-1

EXHIBIT IX (A)

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
CONSISTING OF A WHOLE LOAN

Capitalized terms used but not defined in this Exhibit IX (A) shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit IX (A) is attached.

I.	REPRESENTATIONS AND WARRANTIES.

With respect to each Whole Loan that is a Purchased Asset:

Type of Purchased Asset; Ownership of Purchased Assets. At the time of the sale, transfer and assignment to Buyer, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations and any other ownership interests on, in or to such Purchased Asset other than the rights of a holder of any Senior Interest or lender under a mezzanine loan pursuant to an intercreditor or similar agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and upon the insertion of Buyer’s name and countersignature by Buyer, where applicable, the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than the rights of a holder of any Senior Interest or lender under a mezzanine loan pursuant to an intercreditor or similar agreement.

Whole Loans. Such Purchased Asset is a Whole Loan and not a Senior Interest or other partial interest in a Whole Loan.

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

Ex. IX (A)-1

Mortgage Provisions. Subject to the Standard Qualifications, the Purchased Asset Documents for each Purchased Asset contain customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.

Hotel Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hotel property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise agreement or license agreement as well as a comfort letter or similar agreement signed by the Mortgagor and franchisor or licensor of such property enforceable by Buyer or any subsequent holder of such Purchased Asset (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Buyer. Subject to the Standard Qualifications, the Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a valid and enforceable security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents or expressly permitted under the Master Repurchase Agreement, (a) the material terms of each Mortgage, Mortgage Note, guaranty and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided thereby; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the related guarantor has been released from its material obligations under the related Purchased Asset Documents.

Ex. VI-2

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller is in recordable form (but for the insertion of the name and countersignature, where applicable, of the assignee and any related recording information) and constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage and Assignment of Leases is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Asset Schedule and Exception Report, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Asset or, in the case of a Purchased Asset secured by multiple Mortgaged Properties, allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Buyer in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of the origination date of the related Mortgage Loan and as of the related Purchase Date to Seller’s Knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s Knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and Title Exceptions) no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Asset is cross-collateralized with any other Purchased Asset, the lien of the Mortgage for another Purchased Asset contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

Ex. VI-3

Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, except for any other Purchased Assets that are cross-collateralized and/or cross defaulted with a Purchased Asset, there are, as of the related Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (7) above) and equipment and other personal property financing). Except as set forth on the related Transaction Request, to Seller’s Knowledge, as of the related Purchase Date, there is no mezzanine debt secured directly by interests in the related Mortgagor.

Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases is in recordable form and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, subject to the Standard Qualifications, Seller (or if Seller or its Affiliate is not the originator, the originator) has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent a security interest may be perfected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

Ex. VI-4

Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property no more than six (6) months prior to the origination of such Purchased Asset. An engineering report or property condition assessment was prepared in connection with the origination of such Purchased Asset no more than six (6) months prior to origination of such Purchased Asset. As of the related Purchase Date, Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than (a) those disclosed in the engineering report or property condition assessment and (b) either (i) fully covered by insurance (subject to customary deductible) or (ii) for which escrows of funds have been established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account, which escrows will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs.

Taxes and Assessments. To Seller’s Knowledge, as of the Purchase Date, all real estate taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which is or could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes, governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

Condemnation. As of the date of origination and as of the related Purchase Date, Seller has not received written notice from any governmental agency or body of any proceeding pending, and, to Seller’s Knowledge as of the date of origination and as of the related Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

Actions Concerning Purchased Asset. As of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, there was no pending or filed action, suit, proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property or the validity or enforceability of the Mortgage, (b) such Mortgagor’s ability to pay its obligations under or perform under the related Purchased Asset Documents, (c) such guarantor’s ability to perform under the related guaranty, (d) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (e) the current principal use or marketability of the Mortgaged Property.

Ex. VI-5

Escrow Deposits. As of the related Purchase Date, all escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and the right to all such escrows and deposits that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its Servicer.

No Holdbacks. The principal amount of the Purchased Asset stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

Insurance. Each related Mortgaged Property is covered as of the Purchase Date, and is required to be covered pursuant to the related Purchased Asset Documents by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, Inc., “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively, the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the “Required Insurance Amount” which is defined as the lesser of (x) the original principal balance of the Purchased Asset and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

(a)            Each related Mortgaged Property is also covered as of the Purchase Date, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to customary deductibles) (i) covers a period of not less than twelve (12) months (or with respect to each Purchased Asset with a maximum principal balance of $50 million or more, eighteen (18) months) and (ii) for a Purchased Asset with a principal balance of $50 million or more, contains at least a 180 day “extended period of indemnity”.

Ex. VI-6

(b)            If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

(c)            If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm issued by an insurer meeting the Insurance Rating Requirements covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the Required Insurance Amount.

(d)            The Mortgaged Property is covered as of the Purchase Date, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

(e)            An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

(f)            The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

Ex. VI-7

(g)            All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely on Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and violations of building restriction lines that are covered by law and ordinance coverage in amounts customarily required by prudent commercial mortgage lenders. As of the related Purchase Date, to Seller’s Knowledge, no material improvements encroach upon any easements except for encroachments that do not violate the terms of the easement or the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

Ex. VI-8

REMIC. Seller shall only make the representations in this paragraph (22) with respect to any Purchased Asset that has been identified by Seller to Buyer in writing as being REMIC eligible: the Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (“Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (B) either: (a) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Purchased Asset and (B) a proportionate amount of any lien that is in parity with the Purchased Asset; or (b) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). With respect to any Purchased Asset identified as being REMIC eligible, if the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or sub-clause (B)(a)(ii), including the proviso thereto. With respect to any Purchased Asset identified as being REMIC eligible, any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).  All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of the Purchased Asset complied in all material respects as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note being assigned to Buyer was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, except where the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by any holder thereof.

Ex. VI-9

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s Knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

Local Law Compliance. To Seller’s Knowledge, based upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset, there are no material violations of applicable zoning ordinances, rules, building codes and land laws (collectively, “Zoning Regulations”) as of the date of origination of such Purchased Asset and as of the Purchase Date, other than those which (i) constitute a legal non-conforming use or structure, as to which, in the event of casualty or destruction, the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for similar mortgage loans, (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property, or (v) are adequately reserved for in accordance with the related Purchased Asset Documents. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and, to Seller’s Knowledge based upon any of a letter from any Governmental Authorities, a zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, all such material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Purchased Asset or the rights of a holder of the Purchased Asset. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

Ex. VI-10

Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset (a) becomes full recourse to the related Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively as of the date of origination have assets other than equity in the related Mortgaged Property that are not de minimis) upon any of the following events (or events of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to or acquiesced in by the Mortgagor; (ii) Mortgagor and/or guarantor shall have colluded with (or alternatively solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively as of the date of origination have assets other than equity in the related Mortgaged Property that are not de minimis), for losses, liabilities, costs and damages sustained by reason of (or of provisions of substantially similar effect) Mortgagor’s and/or its principals’ (i) misappropriation of rents after the occurrence of an event of default under the Purchased Asset, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud, willful misconduct or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment or partial defeasance of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) upon a defeasance (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any Purchased Asset identified as being REMIC eligible, with respect to any partial release under the preceding clause (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code (the “REMIC Provisions”).

Ex. VI-11

With respect to any Purchased Asset identified as being REMIC eligible, with respect to any partial release under the preceding clause (e), the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds are not required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

With respect to any Purchased Asset identified as being REMIC eligible, no Purchased Asset that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have any individual leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

Acts of Terrorism Exclusion. With respect to each Purchased Asset with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) as of origination, did not and to Seller’s Knowledge as of the Purchase Date, does not specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism, flood, windstorm and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Ex. VI-12

Due-on-Sale or Encumbrance. Subject to certain exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents (such as qualified equityholder), (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of Paragraph 29 herein or (vii) any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than purchase money security interests, any Purchased Asset that is cross-collateralized and cross-defaulted with another Purchased Asset, or any Permitted Encumbrances provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

Ex. VI-13

Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a maximum principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Asset with a maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this paragraph (33), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any significant assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a loan that is cross-collateralized and cross-defaulted with such Purchased Asset), and that it holds itself out as a legal entity, separate and apart from any other person or entity and, with respect to each Purchased Asset with a maximum principal balance of $50 million or more, that it (or its general partner) has at least one independent director.

Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on the Benchmark plus a margin (which interest rate may be subject to a minimum or “floor” rate).

Ground Leases. With respect to any Purchased Asset where the Purchased Asset is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recording in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by a written instrument which has been included in the Purchased Asset File.

Ex. VI-14

The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, cancelled or terminated by agreement of lessor and lessee without the prior written consent of the lender and no such consent has been granted since the origination of the Purchased Asset, except as reflected in any written instruments included in the related Purchased Asset File.

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Purchased Asset.

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder provided that proper notice is delivered to the extent required in accordance with the Ground Lease (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of (but with proper notice to) the lessor.

As of the Purchase Date, Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, as of the Purchase Date, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date.

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender.

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease.

Ex. VI-15

The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest.

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest.

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

Servicing. To Seller’s Knowledge, the servicing and collection practices used by Seller and any prior holder with respect to the Purchased Asset complied in all material respects with all applicable laws and regulations and have been, in all material respects, legal and have met Accepted Servicing Practices.

Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller was not the originator), with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and, to Seller’s Knowledge with respect to any Purchased Asset that was not originated by Seller, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Asset; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit IX.

Ex. VI-16

Reserved.

No Material Default; Payment Record. Except as disclosed to Buyer, (1) as of its Purchase Date, no Purchased Asset has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments and (2) to Seller’s Knowledge, as of its Purchase Date, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit IX. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

Bankruptcy. As of the date of origination of such Purchased Asset (or to Seller’s Knowledge if Seller was not the originator) and, to Seller’s Knowledge, as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an Affiliate of a borrower under any other Purchased Asset unless such Purchased Assets are cross-collateralized and/or cross-defaulted.

Environmental Conditions. At origination (or to Seller’s Knowledge if Seller was not the originator), each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Purchased Asset or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property.

Ex. VI-17

A Phase I environmental site assessment and, with respect to certain Purchased Assets, a Phase II environmental site assessment (or an update of a previous Phase I and or Phase II site assessment) (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

Reserved.

Appraisal. The Purchased Asset File contains an Appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the origination date. The Appraisal is signed by an appraiser who is a member of the Appraisal Institute and who, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Asset. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

Ex. VI-18

Transaction Request. The information pertaining to each Purchased Asset which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan, except as set forth in the Requested Exception Report.

Advance of Funds by Seller. After origination of such Purchased Asset, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and to Seller’s Knowledge no funds have been received from any person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the Purchase Date.

Compliance with Anti-Money Laundering Laws. Seller or its Affiliate if Seller is not the originator, has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset.

Affiliates. The related Mortgagor is not an Affiliate of Seller.

Ex. VI-19

EXHIBIT IX (B)

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
CONSISTING OF A SENIOR INTEREST

Capitalized terms used but not defined in this Exhibit IX (B) shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit IX (B) is attached.

(I)	With respect to each Purchased Asset that is a Senior Interest (other than a senior or pari passu participation interest in a Whole Loan):

(1)            Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit IX(A) to the Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

(II)	With respect to each Purchased Asset that is a Senior Interest in the form of a senior or pari passu participation interest in a Whole Loan (a “Participation Interest”):

(1)            Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit IX(A) to the Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

(2)            Participation. Such Participation Interest is evidenced by a physical participation certificate.

(3)            Lead Participant; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more senior participation interest) in a Whole Loan. Seller, or an affiliate of Seller, is the record mortgagee of the related Whole Loan (“Lead Participant”) pursuant to a participation agreement (a “Participation Agreement”) that is legal, valid and enforceable (subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the related participation agreement provides that the Lead Participant has full power, authority and discretion to service the related Whole Loan, modify and amend the terms thereof and pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any participant (each, a “Third Party Participant”) holding any related participation (the “Other Participation Interests”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.

Ex. IX (B)-1

(4)            Costs and Expenses. If the Participation Interest is pari passu with any Other Participation Interests, the holder of such Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan upon request therefor by the Lead Participant. If the Participation Interest is senior to any Other Participation Interests, the holder of such Other Participation Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan prior to the holder of such Participation Interest.

(5)            Third Party Participants. Each Participation Agreement is effective to convey the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. The Lead Participant owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement.

(6)            Purchased Asset File. The terms of the documents in the Purchased Asset File with respect to such Participation Interest have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File.

(7)            No Defaults or Waivers Under Participation Documents. To Seller’s Knowledge, all amounts due and owing to any Third Party Participant pursuant to the related Participation Agreement or related documents have been duly and timely paid. (a) There is (i) no material default, breach or violation existing under any Participation Agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation under any Participation Agreement or related document, and (b) no material default, breach or violation under any Participation Agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit IX. No person other than the holder of such Participation Interest or the related Other Participation Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable Participation Agreement or related documents.

(8)            Bankruptcy. To Seller’s Knowledge, as of the Purchase Date, no issuer of such Participation Interest or Third Party Participant is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.

Ex. VI-2

(9)            No Known Liabilities. Except as disclosed to Buyer, Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

(10)            Transfer. The Lead Participant’s role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained.

(11)            No Repurchase. The terms of the Participation Agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase any Other Participation Interest under any circumstances.

(12)            No Misrepresentations. To Seller’s Knowledge, Seller, in selling any Other Participation Interest to a Third Party Participant made no misrepresentation, fraud or omission of information which was in Seller’s possession and required to be delivered to such Third Party Participant.

Ex. VI-3

EXHIBIT IX (C)

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
CONSISTING OF A MEZZANINE LOAN

Capitalized terms used but not defined in this Exhibit IX (C) shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit IX (C) is attached.

C.            With respect to each Purchased Asset that is a Mezzanine Loan:

(1)            Type of Mezzanine Loan. The Mezzanine Loan is a senior mezzanine whole loan secured by a first priority pledge of one hundred percent (100%) of the Capital Stock of the Mortgagor of the related Whole Loan or Senior Interest that is a Purchased Asset. At the time of the pledge and grant of the security interest in the Mezzanine Loan to Buyer, the Mezzanine Loan was not subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, such Mezzanine Loan free and clear of any and all liens, charges, pledges, encumbrances, participations and any other ownership interests on, in or to such Mezzanine Loan other than the rights of the holder of the related Whole Loan or Senior Interest that is a Purchased Asset pursuant to an intercreditor agreement. Seller has full right and authority to pledge and grant a security interest in and to each Mezzanine Loan, and upon the insertion of Buyer’s name and countersignature, where applicable, such pledge and grant of a security interest to Buyer constitutes a legal, valid and binding pledge of such Mezzanine Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mezzanine Loan but subject to the rights of the holder of the related Whole Loan or Senior Interest that is a Purchased Asset pursuant to an intercreditor agreement.

(2)            Purchased Asset. The related Whole Loan or Senior Interest that is a Purchased Asset complies with all of the representations set forth in Section A (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).

(3)            Mezzanine Loan Document Status. Each related Mezzanine Note and other agreement executed by or on behalf of the related Mezzanine Borrower, guarantor or other obligor in connection with such Mezzanine Loan is the legal, valid and binding obligation of the related Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, subject to the Standard Qualifications.

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Mezzanine Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller (or its Affiliate if Seller is not the originator) in connection with the origination of such Mezzanine Loan, that would deny the lender the principal benefits intended to be provided by the Mezzanine Note or other Mezzanine Loan Documents.

Ex. IX (C)-1

(4)            Mezzanine Note Provisions. Subject to the Standard Qualifications, the Mezzanine Loan Documents for each Mezzanine Loan contain customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.

(5)            Waivers and Modifications; Lien. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Mezzanine Loan Documents or expressly permitted under the Master Repurchase Agreement, (a) the material terms of the related pledge agreement, Mezzanine Note, guaranty, and related Mezzanine Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided thereby; (b) no related Capital Stock or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) neither the Mezzanine Borrower nor the related guarantor has been released from its material obligations under the related Mezzanine Loan Documents. Any security agreement, pledge agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications.

(6)            Title Insurance. Seller’s security interest in the Capital Stock of the Mortgagor is covered by a UCC 9 insurance policy and (i) such policy is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made by or on behalf of Seller thereunder, and (iv) no claims have been paid thereunder. Seller obtained a mezzanine endorsement to the Mortgagor’s “owner’s” title policy and an assignment of title proceeds in connection therewith.

(7)            Junior Liens. Except as set forth in the related Transaction Request, as of the related Purchase Date, there are no subordinate junior liens securing the payment of money encumbering the related pledged Capital Stock. Except as set forth in the related Transaction Request, as of the related Purchase Date, there is no subordinate mezzanine debt secured directly or indirectly by interests in the related Mezzanine Borrower.

(8)            Condition of Property. Seller or the originator of the Mezzanine Loan inspected or caused to be inspected each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest that is a Purchased Asset) no more than six (6) months prior to the origination of such Mezzanine Loan and no more than twelve (12) months prior to the related Purchase Date.

Ex. VI-2

An engineering report or property condition assessment was prepared in connection with the origination of such Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) no more than twelve (12) months prior to the related Purchase Date. As of the related Purchase Date, Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than (a) those disclosed in the engineering report or property condition assessment and (b) either (i) fully covered by insurance (subject to customary deductible) or (ii) for which escrows of funds have been established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account, which escrows will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs.

(9)            Taxes and Assessments. As of the Purchase Date, all real estate taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which is or could be a lien on the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) that would be of equal or superior priority to the lien of the related Mortgage and that have become delinquent in respect of each related Mortgaged Property and that became due and owing prior to the Purchase Date have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes, governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(10)            Condemnation. As of the date of origination and as of the related Purchase Date, except as disclosed to Buyer in writing, Seller has not received written notice from any governmental agency or body of any proceeding pending and, to Seller’s Knowledge, as of the date of origination and as of the related Purchase Date, there is no proceeding threatened, for the total or partial condemnation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(11)            Actions Concerning Mezzanine Loan. As of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, there was no pending or filed action, suit, proceeding, arbitration or governmental investigation involving any Mezzanine Borrower or guarantor, the related Capital Stock, the related Mortgagor (under the related Whole Loan or Senior Interest) or the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s title to such Capital Stock, (b) the related Mortgagor’s title to the related Mortgaged Property or the validity or enforceability of the related Mezzanine Loan Documents, (c) such Mezzanine Borrower’s ability to pay its obligations under or perform under the related Mezzanine Loan Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit intended to be provided by the Mezzanine Loan Documents or (f) the current principal use or marketability of such related Mortgaged Property.

Ex. VI-3

(12)            Escrow Deposits. As of the related Purchase Date, except as disclosed to Buyer in writing, all escrow deposits and payments required to be escrowed with lender pursuant to the Mezzanine Loan Documents are in the possession, or under the control, of Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all of Seller’s rights under the Mezzanine Loan Documents in and to all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mezzanine Loan Documents are being conveyed by Seller to Buyer or its Servicer.

(13)            No Holdbacks. The principal amount of the Mezzanine Loan stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in the case of any Future Funding Advance Draw and in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Capital Stock or underlying Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest)).

(14)            Insurance. Each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is covered as of the Purchase Date, and is required to be covered pursuant to the related Mezzanine Loan Documents by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mezzanine Loan Documents and meeting the Insurance Rating Requirements, in an amount (subject to customary deductibles) not less than the Required Insurance Amount.

(a)            Each related Mortgaged Property is also covered as of the Purchase Date, and required to be covered pursuant to the related Mezzanine Loan Documents, by business interruption or rental loss insurance which (subject to customary deductibles) (i) covers a period of not less than twelve (12) months (or with respect to each Mezzanine Loan and its related Purchased Asset with an aggregate maximum principal balance of $50 million or more, eighteen (18) months) and (ii) for a Purchased Asset with a principal balance of $50 million or more, contains at least a 180 day “extended period of indemnity”.

(b)            If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mezzanine Borrower is required to be covered pursuant to the related Mezzanine Loan Documents, by flood insurance in the maximum amount available under the National Flood Insurance Program.

Ex. VI-4

(c)            If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm issued by an insurer meeting the Insurance Rating Requirements covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than the Required Insurance Amount.

(d)            Each related Mortgaged Property is covered as of the Purchase Date, and required to be covered pursuant to the related Mezzanine Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage and mezzanine lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

(e)            An architectural or engineering consultant has performed an analysis of the related Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the SEL or the PML for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

(f)            The related Mezzanine Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of such related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Whole Loan, the lender (or the related mortgage lender or trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of the related Whole Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.

(g)            All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mezzanine Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Mezzanine Loan obligates the related underlying Mortgagor to maintain all such insurance and, at such underlying Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mezzanine Borrower’s cost and expense and to charge such Mezzanine Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days’ prior notice to the lender of termination or cancellation (or such lesser period, but not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

Ex. VI-5

(h)            Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Purchased Asset Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.

(15)            Access; Utilities; Separate Tax Lots. Based solely on Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of such Mortgaged Property or is subject to an endorsement under the related Title Policy insuring such Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mezzanine Loan requires the Mezzanine Borrower to (or cause the related Mortgagor to) escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(16)            No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with the origination of the Mezzanine Loan (or related Whole Loan or Senior Interest), all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) at the time of the origination of such Mezzanine Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the applicable owner’s title policy and violations of building restriction lines that are covered by law and ordinance coverage in amounts customarily required by prudent commercial mortgage lenders. As of the related Purchase Date, to Seller’s Knowledge no material improvements encroach upon any easements except for encroachments that do not violate the terms of the easement or the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements under the applicable owner’s title policy.

Ex. VI-6

(17)            No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(18)            Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of the Mezzanine Loan complied in all material respects as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(19)            Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of the date that such entity held the related Mezzanine Note, each holder of the Mezzanine Note being assigned to Buyer was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is located, except where the failure to be so authorized does not materially and adversely affect the enforceability of the related Mezzanine Loan by Buyer.

(20)            Local Law Compliance. To Seller’s Knowledge, based upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) there are no material violations of applicable Zoning Regulations as of the date of origination of such Mezzanine Loan and as of the Purchase Date, other than those which (i) constitute a legal non-conforming use or structure, as to which, in the event of casualty or destruction, the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for similar mortgage loans, (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property, or (v) are adequately reserved for in accordance with the related Purchased Asset Documents. The Mezzanine Loan Documents for each Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

Ex. VI-7

(21)            Licenses and Permits. Each related Mezzanine Borrower covenants in the related Mezzanine Loan Documents that it shall keep (and shall cause the related Mortgagor to keep) all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals necessary for the operation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) in full force and effect, and to Seller’s Knowledge based upon any of a letter from any Governmental Authorities, a zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar related commercial and multifamily mortgage loans, all such material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mezzanine Loan or the rights of a holder of the Mezzanine Loan. The Mezzanine Loan Documents for each Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) require the related Mortgagor to be qualified to do business in each jurisdiction in which such related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(22)            Recourse Obligations. The Mezzanine Loan Documents for each Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the related Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that collectively as of the date of origination have assets other than the Capital Stock in the underlying Mortgagor that are not de minimis) upon any of the following events (or events of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by consented to or acquiesced in by the related Mortgagor or Mezzanine Borrower; (ii) if the related Mortgagor or Mezzanine Borrower and/or guarantor shall have colluded with (or alternatively solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or the Mezzanine Borrower; or (iii) voluntary transfers of either the related Mortgaged Property, Capital Stock, or controlling equity interests in the related Mezzanine Borrower made in violation of the related Mezzanine Loan Documents; and (b) contains provisions providing for recourse against the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that collectively as of the date of origination have assets other than the Capital Stock in the underlying Mortgagor that are not de minimis), for losses, liabilities, costs and damages sustained by reason of the related (or of provisions of substantially similar effect) Mortgagor’s or Mezzanine Borrower’s and/or its principals’ (i) misappropriation of rents after the occurrence of an event of default under the related Mezzanine Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud, willful misconduct or intentional material misrepresentation; (iv) breach of the environmental covenants in the related Mezzanine Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

(23)            Financial Reporting and Rent Rolls. The Mezzanine Loan Documents require the related Mezzanine Borrower to provide Seller with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have any individual leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mezzanine Loan with more than one borrower are in the form of an annual combined balance sheet of the borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

Ex. VI-8

(24)            Acts of Terrorism Exclusion. With respect to each Mezzanine Loan with a maximum principal balance of over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is covered by a separate terrorism insurance policy. With respect to each other Mezzanine Loan, the related special form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) as of origination did not and to Seller’s Knowledge as of the Purchase Date does not specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is covered by a separate terrorism insurance policy. With respect to each Mezzanine Loan, the related Mezzanine Loan Documents do not expressly waive or prohibit the lender from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the underlying Mortgagor is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism, flood, windstorm and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the related Whole Loan, and if the cost of terrorism insurance exceeds such amount, the underlying Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Purchased Asset Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.

Ex. VI-9

(25)            Due on Sale or Encumbrance. Subject to certain exceptions set forth below, each Mezzanine Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mezzanine Loan if, without the consent of the holder of the Mezzanine Loan (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mezzanine Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent mezzanine lending institutions lending on the security of property comparable to the related Capital Stock, (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor or Mezzanine Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mezzanine Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor or Mezzanine Borrower, (iv) transfers to another holder of direct or indirect equity in the related Mortgagor or Mezzanine Borrower, a specific Person designated in the related Mezzanine Loan Documents or a Person satisfying specific criteria identified in the related Mezzanine Loan Documents (such as a qualified equityholder), (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or a release of collateral within the parameters of a Requested Exception Report, or (vii) any mezzanine debt that existed at the origination of the related Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) or that was permitted after origination pursuant to the related Mezzanine Loan Documents or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than any purchase money security interest, any Purchased Asset that is cross-collateralized and cross-defaulted with another Purchase Asset, or Permitted Encumbrances provided, however, that the Mortgage Loan may provide a mechanism for the assumption of the Mortgage Loan by a third party upon the Mortgagor’s satisfaction of certain conditions precedent and the payment of a required transfer fee, or the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Mezzanine Loan Documents. The related Mezzanine Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mezzanine Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(26)            Single-Purpose Entity. Each Mezzanine Loan requires the related Mezzanine Borrower to be a Single-Purpose Entity (as defined below) for at least as long as such Mezzanine Loan is outstanding. Both the Mezzanine Loan Documents and the organizational documents of the Mezzanine Borrower with respect to each Mezzanine Loan with a maximum principal balance in excess of $5 million provide that the Mezzanine Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mezzanine Borrower. For purposes of this Paragraph (25), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the related Whole Loan or Senior Interest and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Mezzanine Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related pledge agreement or the other related Mezzanine Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a loan that is cross-collateralized and cross-defaulted with such Mezzanine Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity and, with respect to each Mezzanine Loan with a maximum principal balance of $20 million or more, that it (or its general partner) has at least one independent director.

Ex. VI-10

(27)            Ground Leases. With respect to any Mezzanine Loan where the related Senior Interest or Whole Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage (for such Senior Interest or Whole Loan) does not also encumber the related lessor’s fee interest in such related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Senior Interest or Whole Loan), based upon the terms of such Ground Lease, the related Senior Interest or Whole Loan, the Mezzanine Loan and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns:

(a)            Such Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by a written instrument which has been included in the Purchased Asset File.

(b)            The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that such Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender and no such consent has been granted since the origination of the Purchased Asset, except as reflected in any written instruments included in the related Purchased Asset File.

(c)            Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the underlying Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mezzanine Loan.

(d)            The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

Ex. VI-11

(e)            Such Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the related Purchased Asset and its successors and assigns without the consent of the lessor thereunder provided that proper notice is delivered to the extent required in accordance with the Ground Lease (or if such consent is necessary, it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of (but with proper notice to) the lessor.

(f)            As of the Purchase Date, Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, as of the Purchase date, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect as of the Purchase Date.

(g)            Such Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender.

(h)            A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease through legal proceedings) to cure any default under such Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate such Ground Lease.

(i)            The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(j)            Under the terms of such Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mezzanine Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mezzanine Loan, together with any accrued interest.

(k)            In the case of a total or substantially total taking or loss, under the terms of such Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the related Whole Loan or Senior Interest and then to the Mezzanine Loan, together with any accrued interest.

Ex. VI-12

(l)            Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon early termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(m)          If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notices to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).

(28)            Servicing. To Seller’s Knowledge, the servicing and collection practices used by Seller and any prior holder with respect to the Mezzanine Loan complied in all material respects with all applicable laws and regulations and have been, in all material respects, legal and have met customary industry standards for servicing of commercial mezzanine loans.

(29)            Origination and Underwriting. The origination practices of Seller (or to Seller’s Knowledge the related originator if Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and, to Seller’s Knowledge with respect to any Purchased Asset that was not originated by Seller, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit IX.

(30)            Reserved.

Ex. VI-13

(31)            No Material Default; Payment Record. As of its Purchase Date, no such Mezzanine Loan has not been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date for the related Whole Loan or Senior Interest, no Mezzanine Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, as of its Purchase Date, and except as otherwise disclosed to Buyer in writing, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mezzanine Loan Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Mezzanine Loan or the value, use or operation of the related Mortgaged Property or Capital Stock, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller this Exhibit IX. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.

(32)            Bankruptcy. As of the date of origination of such Mezzanine Loan (or to Seller’s Knowledge if Seller was not the originator) and, to Seller’s Knowledge, as of the Purchase Date for the related Purchased Asset, and except as otherwise disclosed to Buyer in writing, neither the related Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, nor the Capital Stock, is the subject of, and no related Mortgagor, Mezzanine Borrower, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.

(33)            Organization of Mezzanine Borrower. With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the related Mezzanine Borrower delivered by such Mezzanine Borrower in connection with the origination of such Mezzanine Loan, such Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mezzanine Loan that is cross-collateralized or cross-defaulted with another Mezzanine Loan, no Mezzanine Loan has a Mezzanine Borrower that is an affiliate of a Mezzanine Borrower with respect to another Mezzanine Loan.

Ex. VI-14

(34)            Environmental Conditions. An ESA meeting ASTM requirements was conducted by a reputable environmental consultant in connection with the origination of such Mezzanine Loan within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the Mezzanine Borrower (or by the related Mortgagor under the related Whole Loan or Senior Interest) that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Purchase Date and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting such related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor and Mezzanine Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor and Mezzanine Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at any related Mortgaged Property.

(35)            Reserved.

(36)            Appraisal. The Purchased Asset File contains an Appraisal of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) with an appraisal date within six (6) months of the Mezzanine Loan origination date. The Appraisal is signed by an appraiser who is a member of the Appraisal Institute and who, to Seller’s Knowledge, had no interest, direct or indirect, in the related Mortgaged Property or the Capital Stock or the related Mortgagor or Mezzanine Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mezzanine Loan. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(37)            Transaction Request. The information pertaining to each Mezzanine Loan which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

(38)            Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan (other than the related Whole Loan or Senior Interest), except as set forth in the Requested Exception Report.

Ex. VI-15

(39)            Advance of Funds by Seller. After origination of each Mezzanine Loan, no advance of funds has been made by Seller to the related Mezzanine Borrower other than in accordance with the related Mezzanine Loan Documents, and to Seller’s Knowledge no funds have been received from any person other than the related Mezzanine Borrower or an Affiliate of the related Mezzanine Borrower for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the related Mezzanine Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Mezzanine Loan Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Mezzanine Loan, other than contributions made on or prior to the date hereof.

(40)            Compliance with Anti-Money Laundering Laws. Seller or its Affiliate if Seller was not the originator has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act with respect to the origination of such Mezzanine Loan (or related Whole Loan or Senior Interest that is a Purchased Asset).

(41)            Affiliates. The related Mezzanine Borrower is not an Affiliate of Seller.

(42)            Mezzanine Loan Provisions. No consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.

(43)            Article 8 Opt-In. The limited liability company certificate of the issuer of the Capital Stock securing the Mezzanine Loan constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

Ex. VI-16